EXHIBIT 1

PURCHASE AND SALE AGREEMENT

by and between

PSEG LAWRENCEBURG ENERGY COMPANY LLC

as Seller

and

AEP Generating Company

as Purchaser

Dated as of December 29, 2006

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1.	Definitions	1
1.2.	Certain Interpretive Matters	12

ARTICLE II	THE TRANSACTIONS	13
2.1.	Purchased Assets	13
2.2.	Excluded Assets	15
2.3.	Assumed Liabilities and Retained Liabilities	16
2.4.	Purchase Price	18
2.5.	Closing Payment; Determination of Adjustment	19
2.6.	Purchase Price Allocation	21
2.7.	Prorations	22
2.8.	Custody of Assets	23
2.9.	Control of Proceedings	23
2.10.	Interest	23
2.11.	Determinations by Independent Accountants	23
2.12.	Purchaser Parent Guaranty	23

ARTICLE III	CLOSING	24
3.1.	Closing	24
3.2.	Deliveries by Seller	24
3.3.	Deliveries by Purchaser	25

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	26
4.1.	Organization and Existence	26
4.2.	Authority and Enforceability	26
4.3.	Consents and Approvals; No Violation	26
4.4.	Compliance with Law	27
4.5.	Permits	27
4.6.	Litigation	27
4.7.	Facility Contracts	27
4.8.	Personal Property	28
4.9.	Real Property	28
4.10.	Title	28
4.11	Intellectual Property	28
4.12.	Tax Matters	28
4.13.	Workforce Matters	29
4.14.	Environmental Matters	30
4.15.	Absence of Change	31
4.16.	Brokerage Arrangements	31
4.17.	Sufficiency of Assets	31

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	31
5.1.	Organization and Existence	31
5.2.	Authority and Enforceability	31
5.3.	Consents and Approvals; No Violation	32
5.4.	Compliance with Law	32
5.5.	Litigation	32
5.6.	Availability of Funds	33
5.7.	Purchaser Qualifications	33
5.8.	Brokerage Arrangements	33
5.9.	Inspection	33
5.10.	“As Is” Sale	33

ARTICLE VI	COVENANTS OF EACH PARTY	34
6.1.	Efforts to Close	34
6.2.	Expenses	35
6.3.	Supplemental Disclosure	35
6.4.	Conduct Pending Closing	36
6.5.	Access to Information - Pre-Closing and Post-Closing	37
6.6.	Tax and Transfer Matters	38
6.7.	Risk of Loss	40
6.8.	Insurance	41
6.9.	Public Announcements	41
6.10.	Confidentiality	42
6.11.	Further Assurances	43
6.12.	Use of PSEG Marks	43
6.13.	Employee Matters	44
6.14.	Replacement of Seller Guarantees	47
6.15.	Title Commitment	47
6.16.	Survey	47
6.17.	GE Contractual Services Agreement	48
6.18	Removal of Excluded Assets	48
6.19.	Review	48
6.20.	DISCLAIMER OF WARRANTIES	48

ARTICLE VII	INDEMNIFICATION	49
7.1.	Indemnification	49
7.2.	Payment	52
7.3.	No Duplication of Claims	53
7.4.	Exclusive Remedy	53
7.5.	Purchase Price Adjustment	53
7.6.	Survival	53

ARTICLE VIII	CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE	54
8.1.	Seller’s Closing Conditions	54
8.2.	Purchaser’s Closing Conditions	55
8.3.	Closing Over Breaches or Unsatisfied Conditions	56

ARTICLE IX	TERMINATION	56
9.1.	Termination	56
9.2.	Effect of Termination	57

ARTICLE X	MISCELLANEOUS	57
10.1	No Setoff	57
10.2.	Notice	57
10.3.	No Third Party Beneficiaries	59
10.4.	GOVERNING LAW; CONSENT TO JURISDICTION	59
10.5.	Entire Agreement	60
10.6.	Binding Effect and Assignment	60
10.7.	Amendments	60
10.8.	Severability	61
10.9.	No Implied Waivers	61
10.10.	Captions	61
10.11.	No Joint Venture	61
10.12.	Joint Negotiation	61
10.13.	Consents Not Unreasonably Withheld	61
10.14.	Authority	61
10.15.	No Recourse	61
10.16.	Disclosure Schedules	62
10.17.	Counterparts	62
10.18	Waiver of Consequential Damages	62

EXHIBITS AND SCHEDULES

Item	Description
Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Seller Guaranty
Exhibit D	Form of Deed
Exhibit E	Form of Purchaser Guaranty
Schedule 1.1A	Business Intellectual Property
Schedule 1.1B	Due Diligence Materials
Schedule 1.1C	Facility Contracts
Schedule 1.1D	Seller’s Knowledge Persons
Schedule 1.1E	Purchaser’s Knowledge Persons
Schedule 1.1F	Certain Permitted Encumbrances
Schedule 1.1G	Purchaser’s Required Consents
Schedule 1.1H	Purchaser’s Required Regulatory Approvals
Schedule 1.1I	Seller Guarantees
Schedule 1.1J	Seller’s Required Consents
Schedule 1.1K	Seller’s Required Regulatory Approvals
Schedule 1.1L	Transferable Permits
Schedule 2.1(a)(i)	Real Property
Schedule 2.1(a)(ii)	Inventory
Schedule 2.1(a)(iii)	Tangible Personal Property
Schedule 2.4(b)(iii)	Prepaid Items
Schedule 4.5	Permits
Schedule 4.6	Litigation
Schedule 4.7	Other Contracts
Schedule 4.12	Tax Matters
Schedule 4.13	Workforce Matters
Schedule 4.14	Environmental Permits
Schedule 8.1(h)	Purchaser’s Legal Opinion
Schedule 8.2(h)	Seller’s Legal Opinion

PURCHASE AND SALE AGREEMENT

    THIS PURCHASE AND SALE AGREEMENT, dated as of December 29, 2006, is made and entered into by and between PSEG Lawrenceburg Energy Company LLC, a Delaware limited liability company (“Seller”) and AEP Generating Company, an Ohio corporation (“Purchaser”).

RECITALS

    A. Seller owns and operates the Facility (as defined below).

    B. Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of the Purchased Assets (as defined below), on the terms and subject to the conditions hereinafter set forth.

    C. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (the “Transaction”).

    NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS
1.1.  Definitions.

(a)  As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Purchase and Sale Agreement together with the Exhibits and Schedules hereto.

“Ancillary Agreements" means the Purchaser Parent Guaranty, the Purchaser Guaranty, the Seller Guaranty, the Deed, the Bill of Sale and the Assumption Agreement.

“Assumption Agreement” means the Assumption Agreement to be delivered at the Closing, substantially in the form of Exhibit A hereto.

“Bill of Sale” means the Bill of Sale and Assignment to be delivered at the Closing, substantially in the form of Exhibit B hereto.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in New York, New York are permitted or required to close.

“Business Intellectual Property” means all of the software necessary to operate or maintain the Facility, including the software described on Schedule 1.1A.

“Charter Documents” means the organizational documents that govern a Party pursuant to its jurisdiction of formation, including as applicable, certificates or articles of incorporation, certificates or articles of formation, bylaws, limited liability company operating agreements, partnership agreements, and similar instruments.

“Chrisman Option” means that certain Right of First Negotiations by and among Marvin N. Chrisman, Thomas D. Bachman and Seller dated September 19, 2000 pertaining to the Chrisman Option Property.

“Chrisman Option Property” means a 4.356 acre parcel of land on U.S. Route 50 in Lawrenceburg, Indiana, the legal description of which is recorded in Deed Record 297 at page 111 and which is part of the Facility.

“City of Lawrenceburg Letter” means that letter dated February 16, 2001 from Seller to the City of Lawrenceburg wherein Seller makes certain commitments to the City of Lawrenceburg including the making of a yearly donation of $200,000 to local charitable community programs during the useful life of the Facility.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations or other applicable law promulgated thereunder.

“Commencement Date” has the meaning set forth in Section 6.13(a).

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the date hereof and which do not require the performing party which is acting in good faith to take any extraordinary action or expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and timely satisfy its obligations hereunder.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated effective as of November 15, 2006, entered into between PSEG Power LLC, an Affiliate of Seller and American Electric Power Service Corporation, an Affiliate of Purchaser, in connection with the Transaction.

“Consequential Damages” means all exemplary, punitive, special, indirect, consequential, remote or speculative damages, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise.

“Data Room” means the electronic virtual data room established by Seller with IntraLink and all of its contents.

“Deductible Amount” means an amount equal to $4,420,000.

“Deed” means the limited warranty deeds to be delivered at the Closing, substantially in the form of Exhibit D hereto, pursuant to which Seller will convey the Real Property to Purchaser.

“Direct Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Party against the other Party pursuant to the indemnification provisions contained in Article VII.

“Disclosure Schedule” means Schedules 4.5, 4.6, 4.7, 4.12, 4.13, and 4.14, as same may be amended or supplemented in accordance with Section 6.3.

“Due Diligence Materials” means (i) due diligence materials distributed in written or digital form by Seller to the Purchaser or contained in the Data Room, a list of which is set forth on Part I of Schedule 1.1B; (ii) all written answers to questions provided to Purchaser; (iii) the Phase I; (iv) the Preliminary Title Commitment; and (v) any additional materials referred to in Part II of Schedule 1.1B.

“Employee Records” means all personnel records maintained by Seller to the extent such files contain (i) names, addresses, job titles and descriptions; (ii) starting dates of employment; (iii) salary and benefits information; (iv) resumes and job applications; and (v) any other documents that Seller is not prohibited by any Law to deliver to Purchaser.
“Encumbrances” means liens, pledges, options, purchase rights, preferential rights to lease or purchase, activity and use restrictions and limitations, title exceptions, defects or imperfections of title, reserved or leased oil, mineral and gas rights, mechanics’ and materialmen’s liens, mortgages, leases, security interests, easements, and other similar encumbrances.

“Environmental Condition” means the presence or Release to the environment of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater, regardless of when such presence or Release occurred or is discovered.

“Environmental Law” means all Federal, state, local and foreign civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders or common law relating to pollution or protection of the environment, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; any similar laws of the State of Indiana or of any other Governmental Authority having jurisdiction over the Facility or otherwise applicable to the Facility or its owners or operators; and regulations implementing the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations adopted thereunder.

“Extraordinary Maintenance Expenditures” means the total amount of funds paid, or liabilities or obligations incurred, by Seller or its Affiliates (other than such as constitute Assumed Liabilities) for any maintenance services related to the Facility that are performed or obtained after the date hereof and prior to the Closing (i) at the request of Purchaser, when such maintenance services are in excess of those normally performed or obtained by Seller for the Facility or (ii) at the request of Purchaser, when such maintenance services are accelerated from the Seller’s normal plan of maintenance services for the Facility.

“Facility” means the 1,096 Summer net MW natural gas-fired, combined cycle generating facility known as the Lawrenceburg Generation Facility and located in or near Lawrenceburg, Dearborn County, Indiana, and all related personal and real property and interests therein (to the extent of Seller’s interest).

"Facility Contracts" means those certain agreements to which Seller is a party or by or to which the Facility is bound or subject which are listed and described in Schedule 1.1C.

“Facility Insurance Policies” means all insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facility, including all liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof.

“Federal Approvals” means those of Seller’s Required Regulatory Approvals and Purchaser’s Required Regulatory Approvals that are to be obtained from a U.S. Federal Governmental Authority and the expiration or termination of the waiting period (and any extensions thereof) under the HSR Act.

“FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. § 7171, as amended, or its regulatory successor, as applicable.

“GAAP” means United States generally accepted accounting principles with such exceptions as may be noted or otherwise referred to on any financial statement (or notes or schedules thereto) or schedule hereto, or that otherwise arise by custom for the particular industry.

“Governmental Approvals” means all consents, waivers and approvals of, and any notices to or filings with, Governmental Authorities that (i) reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Law and (ii) are material.

“Governmental Authority” means any domestic or foreign national, state or local government, any subdivision, agency, board, commission, bureau, court, tribunal or other instrumentality or authority thereof, or any quasi-governmental or private body exercising or entitled to exercise any regulatory, administrative, executive, judicial, legislative, police or taxing authority thereunder, including FERC and IURC; but does not include the Purchaser, Seller, any Affiliate thereof, or any of their respective successors in interest or any owner or operator of the Facility (if otherwise a Governmental Authority).

“Hazardous Substances” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Law as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Law because it poses a hazard to human health or the environment; including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Tax” means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

“Independent Accountants” means KPMG LLP, or if such firm is unable or unwilling to serve (or is, at the time of its retention under this Agreement, not independent as to Seller and Purchaser and their respective Affiliates), such other independent accounting firm as is mutually appointed by Seller and Purchaser.

“IURC” means the Indiana Utility Regulatory Commission.

“Knowledge” or similar terms used in this Agreement with respect to a Party means: (i) in the case of Seller, the extent of the actual and current knowledge as of the date of this Agreement or the Closing Date, as applicable, of the Persons listed in Schedule 1.1D without any implication of verification or investigation concerning such knowledge other than reasonable inquiry of the employees of Seller charged with responsibility for the particular subject matter to which the knowledge is pertinent; and (ii) in the case of Purchaser, the extent of the actual and current knowledge as of the date of this Agreement or the Closing Date, as applicable, of the Persons listed in Schedule 1.1E, without any implication of verification or investigation concerning such knowledge other than reasonable inquiry of the employees of Purchaser charged with responsibility for the particular subject matter to which the knowledge is pertinent.

“Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Authority to which a specified Person or any Purchased Asset is subject.

“Losses” means any and all demands, claims, liabilities, losses, obligations, causes of action, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit, but excluding Consequential Damages except, consistent with Section 10.18, to the extent of Consequential Damages owing to a Third Party.

“Material Adverse Effect” means, with respect to a Party, (i) any event, circumstance or condition materially impairing a Party’s authority, right, or ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; or, with respect to the Facility, (ii) any change (or changes taken together) in, or effect on, the Facility that is materially adverse to the operations, ownership, or physical condition of the Facility (as compared to the operations or physical condition of the Facility on the date hereof), taken as a whole, but excluding (1) any change (or changes taken together) or effect generally affecting the international, national, regional or local electric industry as a whole, (2) any change (or changes taken together) or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (3) any change (or changes or changes taken together) or effect resulting from the international, national, regional or local markets for fuel or other commodities used at the Facility, (4) any change (or changes taken together) in or effect on the North American, national, regional or local transmission system, (5) any order or act of any Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, (6) changes in Law (including Environmental Law), (7) actions taken or omitted to be taken by or with the consent of Purchaser or its Affiliates, (8) actions or agreements related to the transactions contemplated by this Agreement, (9) the announcement or pendency of the transactions provided for by this Agreement or the occurrence of the Closing, (10) any change which is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement under Article IX or (11) any change for which an Adjustment is provided for under Section 2.4(b). Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective indemnifications with respect to such condition or matter.

“Order” means that certain Indiana Utility Regulatory Commission Order in Cause No. 41757, including the Order approved December 20, 2000, granted to the Company for certain determinations, declinations of jurisdiction and approvals relating to the Facility, as amended if amended.

“Party” means either Seller or Purchaser, as the context requires; “Parties” means, collectively, Seller and Purchaser.

“Permitted Encumbrances” means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (ii) all exceptions set forth in the Preliminary Title Commitment which Purchaser agrees to accept as a Permitted Encumbrance or which is deemed a Permitted Encumbrance under Section 6.15; (iii) all exceptions restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any Permit; (iv) until the Closing occurs, statutory liens including mechanics’, carriers’, workers’, repairers’ and other similar liens and the rights of customers suppliers and subcontractors arising or incurred in the ordinary course of business; (v) the rights of lessors and lessees under leases executed in the ordinary course of business; (vi) the rights of licensors and licensees under licenses executed in the ordinary course of business; (vii) utility easements, restrictive covenants and defects, imperfections or irregularities of title, which are not material; (viii) until the Closing occurs, purchase money security interests in respect of personal property arising or incurred in the ordinary course of business; (ix) zoning regulations of any Governmental Authority, (x) Encumbrances created pursuant to or contemplated by any Ancillary Agreement; (xi) preferential purchase rights and other suitable arrangements with respect to which consents or waivers are obtained for the transactions as contemplated by this Agreement or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights; (xii) Encumbrances created by or resulting from the actions or omissions of Purchaser or its successors and assigns; (xiii) Encumbrances of record (other than Encumbrances securing indebtedness of Seller for money borrowed which are not covered by any other clause of this definition), (xiv) restrictions and regulations imposed by any Governmental Authority or any local, state, regional, or national reliability council and applicable to providers of generation, transmission or distribution of electricity; (xv) Seller’s Required Regulatory Approvals, Purchaser’s Required Regulatory Approvals, Seller’s Required Consents and Purchaser’s Required Consents; (xvi) Encumbrances arising under the Facility Contracts, (xvii) Encumbrances which will be and are discharged or released either prior to, or simultaneously with, the Closing; and (xviii) Encumbrances listed on Schedule 1.1F.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association, unincorporated organization, Governmental Authority, or other entity.

“Phase I” means the Phase I environmental assessment dated March 15, 2001 in respect of the Facility prepared by URS Corporation on Seller’s behalf, a copy of which has been furnished to Purchaser.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

“Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

“PSEG Marks” means the names and marks “PSEG,” “Public Service Enterprise Group,”“PSEG Power,” “PSEG Fossil” and “PSEG Lawrenceburg Energy Company” and all other trade names, trademarks and service marks owned by Seller or any of its Affiliates and their respective corporate names and logos, or any part, derivation, colorable imitation or combination thereof.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Guarantor” means American Electric Power Company, Inc., an Affiliate Purchaser.

“Purchaser Guaranty” means that certain Guaranty, substantially in the form of Exhibit E, that is executed by the Purchaser Guarantor and delivered by Purchaser to Seller on or before the Closing Date.

“Purchaser Parent Guaranty” means that certain Guaranty delivered by Purchaser to Seller concurrently with the execution of this Agreement.

“Purchaser’s Required Consents” means the consent or waiver of any Person other than a Governmental Authority necessary for Purchaser’s consummation of the transactions contemplated by this Agreement, as specified in Schedule 1.1G.

“Purchaser’s Required Regulatory Approvals” means the Governmental Approvals necessary for Purchaser’s consummation of the transactions contemplated by this Agreement, as specified in Schedule 1.1H.

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

“Remediation” means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the air, soil or groundwater, including the following: (i) monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Law that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by Seller to be necessary or appropriate or required under Environmental Law to address an Environmental Condition, the presence of or Release of Hazardous Substances in the air, soil or groundwater.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Guarantees” means any and all guarantees (other than the Seller Guaranty), letters of credit, bonds, cash deposits, and other sureties and credit assurances provided to any Governmental Authority, contract counterparty or other Person by Seller or any of its Affiliates related to the Purchased Assets, to the extent of those items, if any, listed on Schedule 1.1I.

“Seller Guarantor” means PSEG Power LLC, an Affiliate of Seller.

“Seller Guaranty” means that certain Guaranty, substantially in the form of Exhibit C that is executed by the Seller Guarantor and delivered by Seller to Purchaser on or before the Closing Date.

“Seller’s Required Consents” means the consent or waiver of any Person other than a Governmental Authority necessary for Seller’s consummation of the transactions contemplated by this Agreement, as specified in Schedule 1.1J.

“Seller’s Required Regulatory Approvals” means the Governmental Approvals necessary for Seller’s consummation of the transactions contemplated by this Agreement, as specified in Schedule 1.1K.

“State Approvals” means those Seller’s Required Regulatory Approvals and Purchaser’s Required Regulatory Approvals that are to be obtained from a Governmental Authority other than a U.S. Federal Governmental Authority.

“Straddle Period” means as defined in Section 6.6(e).

“Tax Abatement” means the deductions granted with respect to the Facility for property located in an economic revitalization area pursuant to Indiana Code Section 6-1.1-12.1.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, value added, windfall or other profits, alternative or add-on minimum, estimated, franchise, profits, sales, use, real property, personal property, ad valorem, vehicle, license, payroll, employment, workers’ compensation, unemployment compensation, withholding, social security, disability, excise, severance, stamp, occupation, premium, environmental (including taxes under Code section 59A), custom duties, import fees, capital stock transfer, title, documentary, or registration, or other tax, duty, or impost of any kind, whether disputed or not, (ii) any liability for any amount described in clause (i) hereof as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (iii) any liability for any amount described in clause (i) hereof as a result of being a Person required to withhold or collect Taxes imposed on another Person, (iv) any liability for any amount described in clause (i) or (ii) hereof as a result of being a transferee or successor to any Person or arising by contract or otherwise, and (v) interest, penalties or additions to tax imposed with respect to any amount described herein.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity (national, local, municipal or otherwise) or political subdivision thereof that imposes such Tax, the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity, a council (if any) or agency that imposes, grants or monitors Taxes or the abatements thereof, or is charged with collecting social security or similar charges or premiums.

“Termination Date” means September 30, 2007.

“Third Party” means any Person other than (i) Seller and its Affiliates or (ii) Purchaser and its Affiliates.

“Third Party Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Third Party.

“Transaction” has the meaning set forth in the Recitals to this Agreement.

“Transfer Tax” means any sales, use, real property, transfer, transaction, conveyance fee, stamp, stock transfer or other similar Tax, including any related penalties, interest and additions thereto.

“Transferable Permits” means those Seller’s Permits and Environmental Permits which are transferable under Law by Seller to Purchaser with or without a filing with, notice to, consent, waiver or approval of any Governmental Authority and without Seller incurring any economic burden, as set forth in Schedule 1.1L.

“2006/Payable 2007 Property Taxes” means the Property Taxes assessed on March 1, 2006 (payable in installments on May 10, 2007 and November 10, 2007) for Property Taxes on Seller’s real, personal and distributable property.

“2007/Payable 2008 Property Taxes” means the Property Taxes assessed on March 1, 2007 (payable in installments on May 10, 2008 and November 10, 2008) for Property Taxes on Seller’s real, personal and distributable property.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“WARN Act” means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b)  Each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Section
Actual Adjustment	Section 2.5(b)
Adjustment Sections	Section 2.4(b)
Adjustments	Section 2.4(b)
Allocation	Section 2.6
Applicable Tax Law	Section 2.6
Assumed Liabilities	Section 2.3(a)
Base Purchase Price	Section 2.4(a)
Benefit Plans	Section 4.13(c)
Books and Records	Section 2.1(a)(vi)
City of Lawrenceburg Letter	Section 2.3(a)(v)
Closing	Section 3.1
Closing Adjustment	Section 2.5(a)
Closing Date	Section 3.1
Closing Payment	Section 2.5(a)
Commonly Controlled Entity	Section 4.13(c)
Condemned Portion	Section 6.7(b)
Contractor	Section 4.13(a)
Cure Period	Section 6.16
Damaged Portion	Section 6.7(c)
Difference	Section 2.5(b)
Employees	Section 4.13(a)
Employer Affiliates	Section 4.13(a)
Environmental Permit	Section 4.14(c)
Estimated Adjustment	Section 2.5(a)
Estimated Closing Statement	Section 2.5(a)
Excluded Assets	Section 2.2
Final Allocation	Section 2.6
GE Agreement	Section 6.17
Hire Date	Section 6.13(a)
Included Retention Bonus	Section 6.13(a)
Indemnitee	Section 7.1(c)
Indemnitor	Section 7.1(c)
Inventory	Section 2.1(a)(ii)
Material Personal Property	Section 4.8
Notice of Claim	Section 7.1(c)
Objection Notice	Section 6.16
Offer Employee	Section 6.13(a)
Offer Period	Section 6.14(a)
Permits	Section 4.5
Post-Closing Statement	Section 2.5(b)
Preliminary Title Commitment	Section 6.16
Prior Welfare Plans	Section 6.14(d)
Purchase Price	Section 2.4
Purchased Assets	Section 2.1
Purchaser Claims	Section 7.1(a)
Purchaser Indemnified Group	Section 7.1(a)
Purchaser’s Property Tax Portion	Section 2.7(c)
Purchaser’s Salary	Section 6.13(a)
Qualified Offer	Section 6.14(a)
Qualifying Base Salary	Section 6.13(a)
Qualifying Incentive Bonus	Section 6.13(a)
Real Property	Section 2.1(a)(i)
Replacement Welfare Plans	Section 6.14(d)
Retained Liabilities	Section 2.3(b)
Seller Claims	Section 7.1(b)
Seller Indemnified Group	Section 7.1(b)
Seller’s Actual Property Tax	Section 6.6(c)
Seller’s Property Tax Portion	Section 2.7(c)
Straddle Period	Section 6.6(b)
Survey	Section 6.17
Tangible Personal Property	Section 2.1(a)(iii)
Title Insurer	Section 6.16
Title Policy	Section 8.2(g)
Transfer Fees	Section 6.6(g)
Transferred Employees	Section 6.14(b)

1.2.  Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)  the singular number includes the plural number and vice versa;

(b)  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)  reference to any gender includes each other gender;

(d)  reference to any (i) agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and (ii) Law means such Law as amended, modified, codified, reenacted or replaced and in effect from time to time;

(e)  reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f)  any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

(g)  the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;

(h)  the word “including” and its derivatives means “including, but is not limited to,” and corresponding derivative expressions;

(i)  relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(j)  no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(k)  no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(l)  examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(m)  a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(n)  all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;

(o)  each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

(p)  the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation.

ARTICLE II

THE TRANSACTIONS

2.1.  Purchased Assets.

(a)  At the Closing, on the terms and subject to the satisfaction of the conditions contained in this Agreement (or waiver of such conditions as permitted by this Agreement), Seller shall assign, sell, transfer, set over and deliver to Purchaser, free and clear of all Encumbrances except Permitted Encumbrances, and Purchaser shall purchase, all of Seller’s right, title and interest in, to and under the following assets and properties, except as otherwise provided in Section 2.2, each as of the Closing Date (collectively, “Purchased Assets”):

(i)  The real property (including all buildings and other improvements thereon and all appurtenances thereto) described in Schedule 2.1(a)(i) (the “Real Property”);

(ii)  All of the following items used or consumed or intended to be used or consumed at the Facility in the ordinary course of business, whether located at or in transit to the Facility: chemical, gas and fuel inventories; materials; spare, replacement or other parts; tools, special tools, equipment, lubricants, chemicals, fluids, oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop, office and other consumable supplies; and other similar items of personal property; in each case, located at, held for use in connection with or in transit to the Facility on the Closing Date (“Inventory”), a partial list of which items as of the date hereof is included as Schedule 2.1(a)(ii);

(iii)  The machinery, equipment, vehicles, furniture and other tangible personal property located on the Real Property on the Closing Date which are owned by Seller (“Tangible Personal Property”), a partial list of which items as of the date hereof is included as Schedule 2.1(a)(iii);

(iv)  Subject to the receipt of necessary consents and approvals, the Facility Contracts;

(v)  Subject to the receipt of necessary consents and approvals, the Transferable Permits;

(vi)  The books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items relating to the Facility that are in Seller’s possession and in all forms as possessed by Seller (subject to the right of Seller to retain copies of same for its use), other than such items as are proprietary to third parties or to Seller or its Affiliates and that listed on Schedule 2.2. and accounting records (“Books and Records”);

(vii)  All Transferable Permits, Transferable Permit applications, monitoring data required to be maintained at the facility in accordance with the Transferable Permits and any required compliance reports or data related to such Transferable Permits (“Environmental Operating Records”).

(viii)  Unexpired, transferable warranties from third parties unaffiliated with Seller to the extent relating to any of the Purchased Assets;

(ix)  All PJM and MISO transmission credits associated with the Facility;

(x)  Hard copies of all custom Material Safety Data Sheets; and

(xi)  All Business Intellectual Property.

(b)  Nothing in this Agreement shall be construed as an attempt to assign any Facility Contract which is non-assignable without the consent of a Third Party unless such consent shall have been given. In the event and to the extent that the Parties are unable to obtain any required consent to such an assignment to Purchaser and the Closing occurs, (i) Seller shall continue to be bound thereby and (ii) (A) Purchaser shall perform and discharge fully all the obligations of Seller thereunder after the Closing Date and indemnify Seller for all Losses arising out of such performance by Purchaser, (B) Seller shall, without further consideration therefor, pay, assign and remit to Purchaser promptly all monies, rights and other considerations received in respect of such performance, (C) Seller shall promptly exercise or exploit its rights and options under all such Facility Contracts only as directed by Purchaser and at Purchaser’s expense, and (D) if and when any such consent shall be obtained or such a Facility Contract shall otherwise become assignable, Seller shall promptly assign, in a manner consistent with Section 2.1(a), its rights and obligations under such Facility Contracts to Purchaser and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and continue to indemnify Seller as stated above.

(c)  Schedules 2.1(a)(ii) and 2.1(a)(iii) have been prepared by Seller based on the best available information as of a date prior to the date hereof and will be updated by Seller for purposes of the Closing, with a copy to Purchaser on or prior to the Closing Date, based on the best available information at that time. After the Closing and within the applicable time periods provided for in Section 2.5 for post-Closing settlement adjustments, the Parties will cooperate to update Schedules 2.1(a)(ii) and 2.1(a)(iii) through the Closing Date.

2.2.  Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall include only those assets described in Section 2.1, and Purchaser shall have no rights, title or interest as a result of this Agreement to any other assets of Seller, including the following assets, interests, rights, titles, licenses or contracts (collectively, “Excluded Assets”):

(a)  cash and cash equivalents as of the Closing Date, whether on hand, in bank accounts, financial institution accounts, margin accounts or in transit;

(b)  accounts, accounts receivable, advances receivable, notes receivable and other monetary amounts owing or accrued by Third Parties as of the Closing Date;

(c)  the right, title and interest of Seller and its successors and assigns in, to and under all intellectual property, including the PSEG Marks, with the exception of the Business Intellectual Property;

(d)  the Facility Insurance Policies and other insurance policies of or covering Seller or the Purchased Assets and rights thereunder in respect to any and all claims under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable with respect thereto;

(e)  subject to the provisions of Section 6.6, credits, refunds or adjustments in respect of Taxes paid by Seller prior to the Closing Date or paid or payable by Seller after the Closing Date with respect to the Purchased Assets or the conduct of business with respect to the Purchased Assets but attributable to the period ending prior to the Closing Date;

(f)  rights, claims and recoveries in connection with Property Taxes attributable to 2006/Payable 2007 Property Taxes and prior years, whether asserted before or after the Closing Date and all rights to any proceeds payable with respect thereto;

(g)  rights, claims and recoveries against Third Parties attributable to the period on or prior to the Closing Date, including rights, claims and recoveries in respect of the Facility Contracts attributable to such period whether asserted before or after the Closing Date and all rights to any proceeds payable with respect thereto;

(h)  all certificates of deposit, shares of stock, securities, bond, debentures, evidences of indebtedness and interests in joint ventures, partnerships, limited liability companies and other entities;

(i)  all employment agreements and personnel records;

(j)  the minute books and other entity records of Seller;

(k)  all contracts, agreements, licenses and leases of any nature which are not Purchased Assets;

(l)  the GE Agreement and all rights, duties and obligations thereunder;

(m)  all other assets, properties, rights and claims of Seller or its Affiliates which are not Purchased Assets;

(n)  the right, title and interest of Seller and its successors and assigns under this Agreement and the Ancillary Agreements;

(o)  any software used in connection with the Facility except the Business Intellectual Property;

(p)  any assets, interests, rights, titles, licenses or contracts described on Schedule 2.2;

(q)  subject to the provisions of Sections 2.7(c) and 6.6, rights, claims and recoveries in connection with 2007/Payable 2008 Property Taxes accruing prior to the Closing Date; and

(r)  files, correspondence, books, records or other documents relating to the foregoing.

Notwithstanding anything to the contrary provided in this Agreement, Seller’s representations and warranties in this Agreement shall not apply to any of the Excluded Assets.

2.3.  Assumed Liabilities and Retained Liabilities.

(a)  On the Closing Date, Purchaser and Seller shall enter into the Assumption Agreement pursuant to which, among other things, Purchaser shall assume and shall be obligated to pay, perform and discharge (or cause to be paid, performed or discharged) in accordance with their respective terms, as and when they become due and payable, or are required to be performed, all liabilities and obligations of Seller and its Affiliates and their respective successors and assigns, direct or indirect, known or unknown, absolute or contingent, arising before or after the Closing Date which relate to the Purchased Assets, other than Retained Liabilities (collectively, “Assumed Liabilities”), including the following Assumed Liabilities:

(i)  all liabilities and obligations under the following items to the extent assigned to Purchaser in accordance with Section 2.1: (a) the Facility Contracts, (b) the Transferable Permits and (c) any agreements entered into by Seller or its Affiliates with respect to the Facility or the Purchased Assets after the date hereof in the ordinary course of business consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by Seller or its Affiliates, would have been paid, performed or otherwise discharged prior to the Closing Date;

(ii)  all liabilities and obligations of Seller which relate to the Purchased Assets in respect of Taxes for which Purchaser is liable pursuant to Section 2.7 or 6.6;

(iii)  except for liabilities and obligations retained by Seller under Section 2.3(b)(vi), all liabilities and obligations arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether such liabilities or obligations are known or unknown, contingent or accrued, including (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership, lease, use, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, use, maintenance or operation of the Purchased Assets on or after the Closing Date (but excluding any fines and penalties that arise in connection with the ownership, lease, use, maintenance or operation of any of the Purchased Assets by Seller to the extent attributable to the period prior to the Closing Date), and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by any Environmental Condition or the presence or Release or threatened Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) any Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances present or Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; (iv) any bodily injury, loss of life, property damage or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, or arising from the arrangement for such activities prior to, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, use, maintenance or operation of the Purchased Assets; and (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, or arising from the arrangement for such activities prior to, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, use, maintenance or operation of the Purchased Assets;

(iv)  all liabilities and obligations of Seller or Seller’s Affiliates arising under the Order with respect to the period on or after the Closing Date, including all financial assurance, decommissioning, reporting and other residual liabilities and obligations;

(v)  Seller’s obligations under the City of Lawrenceburg Letter; and

(vi)  Subject to Section 2.7(c), all liabilities and obligations of Seller with respect to 2007/Payable 2008 Property Taxes and Property Taxes for subsequent years for personal and real property related to the Facility.

(b)  Purchaser shall not assume and shall have no liability for any liabilities of Seller other than the Assumed Liabilities. Seller expressly retains liability for the following liabilities and obligations (“Retained Liabilities”):

(i)  Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets, except to the extent caused by the acts or omissions of Purchaser or its Affiliates or Purchaser’s ownership, lease, use, maintenance or operation of the Purchased Assets;

(ii)  Any liabilities or obligations of Seller in respect of Taxes attributable to (a) 2006/Payable 2007 Property Taxes and prior years, except for Taxes for which Purchaser is liable pursuant to Sections 2.7(c) or 6.6, (b) the business activities or income of Seller or (c) the Excluded Assets;

(iii)  Any liabilities or obligations of Seller with respect to commitments for the purchase or sale of power or fuel;

(iv)  Any liabilities or obligations of Seller arising from the breach by Seller of any of the Facility Contracts or Transferable Permits to the extent attributable to the period prior to the Closing Date;

(v)  Any and all asserted or unasserted liabilities or obligations to third parties for personal injury or tort, or similar causes of action arising out of the ownership, lease, use, maintenance or operation of the Purchased Assets by Seller to the extent attributable to the period prior to the Closing Date, other than the liabilities assumed by Purchaser under Section 2.3(a)(iii); and

(vi)  Any fines or penalties imposed by any Governmental Authority resulting from any violation of Law (including Environmental Law) by Seller to the extent attributable to the period prior to the Closing Date.

Notwithstanding anything to the contrary provided in this Agreement, Seller’s representations and warranties in this Agreement shall not apply to any of the Retained Liabilities.

2.4.  Purchase Price. The purchase price for the Purchased Assets shall consist of a cash price equal to the sum of the Base Purchase Price and the Adjustments (“Purchase Price”), such amount not to be reduced by any amount for Assumed Liabilities.

(a)  Base Purchase Price. The base purchase price for the Purchased Assets shall be Three Hundred Twenty-Five Million Dollars (U.S. $325,000,000) (the “Base Purchase Price”).

(b)  Adjustments to Base Purchase Price. The Base Purchase Price shall be subject to such adjustments as are specified in this Section 2.4(b) (“Adjustments”) and as may occur under the provisions of Sections 2.5 and 6.7 (this Section and such other Sections being referred to as the “Adjustment Sections”):

(i)  Extraordinary Maintenance Expenses. The Base Purchase Price shall be increased by the amount of Extraordinary Maintenance Expenses.

(ii)  Prorations. The Base Purchase Price shall be adjusted to account for the items prorated in accordance with Section 2.7.

(iii)  Prepaid Items. The Base Purchase Price shall be increased by the amount of the prepaid expenses that have been paid for by Seller (“Prepaid Items Amount”) or its Affiliates relating to the Purchased Assets for those goods and/or services contracted for in the ordinary course that have not been performed or delivered as of the Closing Date and are not otherwise covered in the adjustments calculated pursuant to the other subsections of Section 2.4(b), but in no event shall the adjustment for the Prepaid Items Amount exceed $150,000.

(iv)  Chrisman Option. The Base Purchase Price will be decreased, in the event that the Chrisman Option Property is sold on or prior to the Closing Date pursuant to the Chrisman Option, by the amount received by Seller in such sale. If the Chrisman Option Property is sold after the Closing Date pursuant to the Chrisman Option, Purchaser shall be entitled to the proceeds of such sale.

(v)  Prepaid Taxes. The Base Purchase Price shall be increased by the amount of any 2007/Payable 2008 Property Taxes that have been prepaid by Seller on or prior to the Closing Date.

(c)   Negotiated Price. Purchaser acknowledges that the Purchase Price for the Purchased Assets has been privately negotiated, is not predicated upon any statements or representations by Seller or its Affiliates or their respective managers, officers, directors, employees, agents, accountants, attorneys or other representatives, and may or may not approximate the intrinsic or fair market value of the Purchased Assets.

2.5.  Closing Payment; Determination of Adjustment.

(a)  Closing Payment. At least five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver to Purchaser an estimated closing statement (the “Estimated Closing Statement”) that shall set forth Seller’s best estimate of Adjustments to the Base Purchase Price required by this Agreement to be made as of the Closing (the “Estimated Adjustment”). Within three (3) Business Days after the delivery of the Estimated Closing Statement by Seller to Purchaser, Purchaser may deliver a written objection in good faith to the Estimated Adjustment, stating in reasonable detail its objections thereto and the amounts to which it objects. If Purchaser objects to the Estimated Adjustment within such three (3) Business Day period, the Parties shall attempt to resolve their differences by negotiation. If the Purchaser does not so object timely to the Estimated Adjustment, or if Purchaser so objects timely but the Parties are unable to resolve their differences prior to the Closing Date, for purposes of Closing the Base Purchase Price shall be adjusted by the amount of the Estimated Adjustment not in dispute (the “Closing Adjustment”) and Purchaser shall pay to Seller an amount (“Closing Payment”) equal to the Base Purchase Price adjusted by the Closing Adjustment, payable at the Closing by wire transfer in immediately available funds to a bank account designated in writing to Purchaser by Seller not less than two (2) Business Days before the Closing Date. Any disputed portion of the Estimated Adjustment shall be resolved in accordance with the provisions of Section 2.5(c).

(b)  Post-Closing Adjustment. Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Purchaser a final closing statement (the “Post-Closing Statement”) that shall set forth the actual Adjustments to the Base Purchase Price required by this Agreement to be made as of the Closing (the “Actual Adjustment”) and the aggregate difference (“Difference”), whether positive or negative, between the Base Purchase Price as adjusted by the Actual Adjustment and the Base Purchase Price as adjusted by the Closing Adjustment. Within fifteen (15) days after the delivery of the Post-Closing Statement by Seller to Purchaser, Purchaser may deliver a written objection in good faith to the Actual Adjustment and Difference, stating in reasonable detail its objections thereto and the amounts to which it objects. Purchaser and Seller agree to cooperate in good faith to exchange information used to prepare the Post-Closing Statement and calculations relating thereto.

(c)  Dispute Procedures. The Difference as reflected in the Post-Closing Statement shall become final and binding on Seller and Purchaser on the 15th day following the date the Post-Closing Statement is received by Purchaser, unless prior to such date Purchaser delivers to Seller written notice of its objection and proposed changes in reasonable detail. Purchaser and Seller shall use their good faith efforts to reach written agreement on any disputed items. If any disputed items have not been resolved by Purchaser and Seller by the 45th day following Purchaser’s receipt of the Post-Closing Statement, then the disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of such forty-five (45) day period. The fees and expenses of the Independent Accountants shall be borne 50% by Purchaser and 50% by Seller. The determination of the disputed items by the Independent Accountants shall be final and binding upon Purchaser and Seller and the Difference shall be recalculated to reflect such determination.

(d)  Determination of Difference. The Difference shall be deemed to be finally determined in the amount set forth in the Post-Closing Statement unless a dispute notice is timely given by Purchaser in accordance with Section 2.5(c). If such dispute notice is given, the Difference shall be deemed finally determined on the date that the Independent Accountants give notice to Purchaser and Seller of its determination with respect to the disputed items thereof, or, if earlier, the date on which Seller and Purchaser agree in writing on the amount thereof, in which case the Difference shall be calculated in accordance with such determination or agreement, as the case may be.

(e)  Payment of the Difference. If the Difference, as finally determined, is positive, then Purchaser shall pay to Seller the amount of the Difference, which sum shall be payable in cash with interest from the Closing Date. If the Difference, as finally determined, is negative, then Seller shall pay to Purchaser the amount of the Difference, which amount shall be payable in cash with interest from the Closing Date. Payment of the Difference shall be made within ten (10) Business Days of the date a Difference is deemed to be finally determined pursuant to this Section 2.5.

2.6.  Purchase Price Allocation.

(a)  The Parties shall file all Tax Returns consistently with the allocation of the Purchase Price determined in accordance with this Section 2.6. The allocation of the Purchase Price will be negotiated by the Parties and shall be consistent with Code Section 1060 and the regulations thereunder (“Applicable Tax Law”) and in a manner which facilitates Property Tax reporting. Purchaser shall propose and deliver to Seller a preliminary allocation of the Purchase Price among the Purchased Assets (an “Allocation”) at least twenty (20) days prior to the Closing Date. Seller shall within ten (10) days thereafter propose any changes to the Allocation. Within five (5) days following delivery of such proposed changes, Purchaser shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor and the amounts to which it objects. If Purchaser and Seller are unable to resolve any disputed objections within five (5) days thereafter, such objections shall be referred to the Independent Accountants at the Closing, which shall determine the Allocation (including any valuations). The Independent Accountants shall be instructed to deliver to Purchaser and Seller a written determination of the proper allocation of such disputed items within thirty (30) days from the date of engagement, and the Allocation shall be so adjusted in accordance with such determination (such allocation, including the adjustment, if any, to be referred to as the “Final Allocation”). In the event that there is any further adjustment in the Purchase Price subsequent to the determination of the Final Allocation, such as pursuant to the Adjustment Sections, then within thirty (30) days following any such adjustment, the Parties shall agree to any resulting adjustments to the Final Allocation or, if they cannot agree within thirty (30) days, shall submit the disagreement to the Independent Accountants for resolution in accordance with the foregoing provisions. The finding of the Independent Accountants shall be binding on the Parties hereto. Purchaser and Seller shall share the fees and disbursements of the Independent Accountants attributable to any Allocation dispute equally. Purchaser and Seller agree to timely file Internal Revenue Service Form 8594, and all Tax Returns, prepared in accordance with the Allocation determined under this Section 2.6 and to report the transactions contemplated by this Agreement for federal Income Tax and all other Tax purposes in a manner consistent with such allocation. Each Party agrees promptly to provide the other with any additional information and reasonable assistance required to complete Form 8594 or to compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

(b)  Purchaser shall as soon as practicable, but in no event later than ten Business Days after the date of this Agreement, notify Seller of Purchaser’s good faith determination of the fair value of the Chrisman Option Property. Purchaser acknowledges that Seller shall thereafter offer the Chrisman Option Property to the rightholders under the Chrisman Option for a price equal to such fair value and otherwise in accordance with the terms of the Chrisman Option. The Final Allocation shall include an allocation of a portion of the Purchase Price to the Chrisman Option Property that is not less than the price offered by Seller under the Chrisman Option.

2.7.  Prorations.

(a)  Purchaser and Seller agree that, except as otherwise specifically provided in Section 2.7 or elsewhere in this Agreement, all of the other ordinary and recurring items normally incurred by Seller in its capacity as an owner of the Purchased Assets, to the extent customarily prorated, shall be prorated and charged as of the Closing Date, without any duplication of payment, including those listed below, with Seller liable to the extent such items relate to the period prior to the Closing Date, and Purchaser liable to the extent such items relate to the period on or after the Closing Date (measured in the same units used to compute the item in question and otherwise measured by calendar days); provided that notwithstanding anything to the contrary herein and except for the reimbursement by Seller of a portion of Property Taxes in accordance with Section 2.7(c), Seller shall not pay any amount under this Section 2.7 that constitutes an Assumed Liability and Purchaser shall not pay any amount under this Section 2.7 that constitutes a Retained Liability:

(i)  All 2007/Payable 2008 Property Taxes, pursuant to Section 2.7(c);

(ii)  Rent and all other items (including Taxes payable or reimbursable, but only to the extent not otherwise subject to proration under this Agreement, prepaid services and goods not included in Inventory or in the calculation of the Prepaid Items Amount), in each case, payable by or to Seller under any of the Facility Contracts;

(iii)  Any permit, license, registration, compliance assurance fees or other fees, assessments or charges with respect to any Transferable Permit;

(iv)  Sewer rents and charges for water, telephone, electricity and other utilities;

(v)  Prepaid operating and maintenance expenses with respect to the Facility (to the extent such expenses are not included in the calculation of Prepaid Items under Section 2.4(b)(v)); and

(vi)  Any periodic, annual or recurring fees or payments with respect to the Facility paid to IURC, PJM or similar associations or Governmental Authorities.

(b)  In connection with the prorations referred to in this Section 2.7, in the event that actual figures or tax rates are not available at the Closing Date, the proration shall be based upon the applicable amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available or the best estimates available (in the case of 2007/Payable 2008 Property Taxes, based upon the March 1 assessment if the tax bill has not yet been issued and giving effect to the Tax Abatement) or at the rate applicable to the most recent year. All prorated amounts shall be recalculated and paid to the appropriate Party within thirty (30) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 2.7.

(c)  The Purchase Price payable at Closing shall be decreased by an amount equal to Seller’s Property Tax Portion (as defined below). As used herein, the term “Seller’s Property Tax Portion” shall mean the 2007/Payable 2008 Property Tax (without deducting any amount prepaid by Seller and constituting an Adjustment under Section 2.4(b)(v)) prorated for the number of days in 2007 from January 1, 2007 to the Closing Date. There shall be a post-Closing adjustment with respect to the amount of Seller’s Property Tax Portion as described in Section 6.6(d).

2.8.  Custody of Assets. After the Closing Date in the event that Purchaser has or obtains custody of any Excluded Asset, it shall hold such Excluded Asset as trustee for, and shall promptly deliver such Excluded Asset to, Seller. After the Closing Date in the event that Seller has or obtains custody of any Purchased Assets, it shall hold such Purchased Asset as trustee for, and shall promptly deliver such Purchased Asset to, Purchaser.

2.9.  Control of Proceedings. Seller shall be entitled exclusively to control, prosecute, defend and settle any Proceedings, whether now existing or hereafter arising, arising out of or relating to (i) Purchased Assets to the extent attributable to the period on or prior to the Closing Date, (ii) Excluded Assets and (iii) Retained Liabilities. Purchaser shall be entitled exclusively to control, prosecute, defend and settle any Proceedings, whether now existing or hereafter arising, arising out of or relating to Assumed Liabilities.

2.10.  Interest. Amounts payable under this Agreement shall bear interest at a floating interest rate equal at all times to the rate of interest published from time to time by The Wall Street Journal (Southwest Edition) in the “Money Rates” section as the “prime rate” for domestic banks from the date upon which such payment is due (unless stated otherwise herein) to the date of payment.

2.11.  Determinations by Independent Accountants. Whenever the Independent Accountants are retained to resolve a dispute as provided pursuant to this Agreement, the Independent Accountants may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as they deem appropriate to the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accountants, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accountants shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence.

2.12.  Purchaser Parent Guaranty. Concurrently with the execution of this Agreement, Purchaser has caused the execution and delivery of the Purchaser Parent Guaranty to Seller.

     ARTICLE III

CLOSING

3.1.  Closing. Subject to the terms and conditions hereof, proceedings for the consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Seller, at 10:00 a.m. local time, on a mutually acceptable date within thirty (30) days following the date on which the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof) have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree, and in no event later than the Termination Date. The date on which such proceedings actually occur is referred to herein as the “Closing Date.” The Parties intend the Closing to occur no later than May 1, 2007. The Closing shall be effective for all purposes at 12:01 a.m., Eastern local time, on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the actions set forth in Sections 3.2 and 3.3 will occur.

3.2.  Deliveries by Seller. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

(a)  One or more Deeds, duly executed and acknowledged by Seller and in recordable form for the transfer of the Real Property;

(b)  The Bill of Sale, duly executed by the Seller for the transfer of the Purchased Assets other than the Real Property;

(c)  An owner’s affidavit as to mechanics’ liens and persons in possession of the Real Property, and such other affidavits requested by the Title Company as Seller reasonably agrees to provide (it being understood that, with respect to affidavits requested by the Title Company, Seller shall not be obligated to deliver any affidavit which increases in any way the liability or obligations of Seller).

(d)  The Assumption Agreement, duly executed by the Seller in connection with the assumption of the Assumed Liabilities by Purchaser;

(e)  Evidence, reasonably satisfactory to Purchaser, demonstrating that Seller has obtained the Seller’s Required Regulatory Approvals and the Seller’s Required Consents;

(f)  A certificate executed on behalf of Seller by an officer of Seller, dated the Closing Date, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) and, to the Knowledge of Seller, Section 8.2(c) have been fulfilled;

(g)  A certificate executed on behalf of Seller by an officer thereof certifying and attaching the following: (i) the Charter Documents of Seller, appropriately certified, (ii) a certificate from the Secretary of State of Indiana certifying as to the qualification of Seller as a foreign limited liability company in Indiana, (iii) good standing certificates of Seller to the extent provided under the laws of its state of formation and the State of Indiana, (iv) the resolutions of the managers or members of Seller authorizing Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and (v) incumbency and specimen signatures of the officers signing this Agreement and the Ancillary Agreements;

(h)  Copies of all Books and Records, to the extent not previously provided, to be provided where located at the Facility or, if located elsewhere, by delivery to the Facility promptly following the Closing;

(i)   the Seller Guaranty, duly executed by the Seller Guarantor; and

(j)  An owner’s affidavit, in form and substance satisfactory to Purchaser, signed under penalty of perjury and containing Seller’s U.S. taxpayer identification number, to the effect that Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code; and

(k)  Any other documents or instruments required to be delivered by Seller under this Agreement to consummate the transactions contemplated hereby.

3.3.  Deliveries by Purchaser. At Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)  The Closing Payment, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date;

(b)  The Assumption Agreement and the other Ancillary Agreements to which Purchaser is a signatory, duly executed by Purchaser;

(c)  Evidence, reasonably satisfactory to Seller, demonstrating that Purchaser has obtained the Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents;

(d)  A certificate executed on behalf of Purchaser by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Sections 8.1(a) and 8.1(b) and, to the Knowledge of Purchaser, Section 8.1(c) have been fulfilled;

(e)  A certificate executed on behalf of Purchaser by an officer of Purchaser, dated the Closing Date, certifying and attaching the following: (i) the Charter Documents of Purchaser, (ii) a certificate from the Secretary of State of Indiana certifying as to the qualification of Purchaser as a foreign corporation in Indiana, (iii) good standing of Purchaser in the state of its formation and the State of Indiana, (iii) the resolutions of the directors of Purchaser authorizing Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and (iv) incumbency and specimen signatures of the officers signing this Agreement and the Ancillary Agreements;

(f)  The Purchaser Guaranty duly executed by the Purchaser Guarantor; and

(g)  Any other documents or instruments required to be delivered by Purchaser under this Agreement to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller’s Disclosure Schedule, Seller represents and warrants to Purchaser, as of the date hereof, as follows:

4.1.  Organization and Existence. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller is duly qualified to do business in Indiana as a foreign limited liability company.

4.2.  Authority and Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements which are executed by Seller and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements which are executed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements which are executed by Purchaser, when executed by Purchaser this Agreement does, and the Ancillary Agreements which are executed by Seller when executed and delivered by Seller will, constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances.

4.3.  Consents and Approvals; No Violation.

(a)  Subject to Seller obtaining Seller’s Required Regulatory Approvals and Seller’s Required Consents, and except for compliance with the requirements of the HSR Act or except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation by it of the transactions contemplated hereby and thereby will (i) conflict with or result in a violation of its Charter Documents, (ii) to the Knowledge of Seller, violate or breach in any material respect any Law binding upon it, (iii) to the Knowledge of Seller, result in any breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, agreement, license or other instrument to which Seller is a party or by which any of such Purchased Assets is bound or affected, except for such violations or breaches that are not material or as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained, or (iv) require the consent or approval of, filing with, or notice to any Person, except for consents, approvals filings or notices that are not material.

(b)  Except for (i) consents, approvals, filings and notices required under the HSR Act or (ii) the Seller’s Required Regulatory Approvals, no consent or approval of, filing with or notice to, any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (x) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Seller’s ability to perform its material obligations under this Agreement or such Ancillary Agreements; (y) such consents, approvals, filings and notices which become applicable to Seller or the Purchased Assets as a result of the status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Purchaser (or any of its Affiliates) is or proposes to be engaged; and (z) such consents, approvals, filings and notices that are not material.

4.4.  Compliance with Law. Seller is not in violation in any material respect of any Law.

4.5.  Permits.

(a) Seller has all material permits, licenses, certificates and other authorizations of Governmental Authorities that are required for the ownership, lease, use, maintenance or operation of the Purchased Assets (“Permits”), as presently owned and operated by Seller, and such Permits are listed on Schedule 4.5.

(b) Each Permit is in full force and effect and Seller is not in violation of any Permit in any material respect.

4.6.  Litigation. Except as set forth on Schedule 4.6, there is no material Proceeding pending, or to Seller’s Knowledge, threatened against Seller or the Facility before any Governmental Authority.

4.7.  Facility Contracts.

(a)  Except for (i) any Facility Contract listed on Schedule 1.1C, and (ii) any contracts, agreements, arrangements, licenses and leases which will expire prior to the Closing Date or which may be terminated without material penalty by Seller upon ninety (90) days notice or less and which do not require known or liquidated expenditures or payments by Seller in excess of $100,000 in the current or the next calendar year, Seller is not a party to, and neither Seller nor the Facility is bound by, any contracts, agreements, arrangements, licenses or leases relating to the Facility except as set forth on Schedule 4.7.

(b)  There is not, under any of the Facility Contracts any default or event which, with notice or lapse of time or both, would constitute a material default by Seller, or to Seller’s Knowledge, any other party except for such defaults and other events as to which requisite waivers have been, or prior to Closing will have been, obtained.

(c)  Seller has made available to Purchaser true and correct copies of all Facility Contracts. Except as described on Schedule 1.1C, to Seller’s Knowledge, all Facility Contracts are in full force and effect and are valid, binding and enforceable against Seller in accordance with their respective terms, and, subject to receipt of necessary consents and approvals, may be transferred to Purchaser as contemplated by this Agreement. Except as described on Schedule 1.1C, no claim, action, proceeding or investigation, is pending or, to Seller’s Knowledge, threatened against Seller challenging the enforceability of any Facility Contracts. As of the Closing Date, none of the Facility Contracts have been amended or modified since the Effective Date except to the extent permitted by this Agreement.

4.8.  Personal Property. Part I of Schedule 2.1(a)(iii) lists each item of personal property included in the Purchased Assets with a value of $10,000 or greater and owned in whole or in part by Seller (the “Material Personal Property”).

4.9.  Real Property.

(a)  The Real Property described on Schedule 2.1(a)(i) comprises all of the material real property and interest therein owned by Seller. True and correct copies of current surveys and policies of title insurance currently in force, in each case, in Seller’s possession and relating to the Real Property have been previously made available to Purchaser.

(b)  To Seller’s Knowledge, Seller has received no written notice of any material violation of any applicable federal, state or local statute, law, ordinance, order, requirement, rule or regulation, or of any covenant, condition, restriction or easement affecting the Real Property.

(c)  Seller has no Knowledge of any pending or contemplated eminent domain, condemnation, or other governmental or quasi-governmental taking of any part or all of the Real Property.

(d)  The Facility is connected to potable water, gas, electricity and telephone services.

(e)  To Seller’s Knowledge, Seller has not received any written notice from any insurance company or board of fire underwriters (a) identifying any defects in Real Property that would adversely affect the insurability of the Real Property in any material respect or (b) requesting the performance of any material work or alteration to the Real Property.

4.10.  Title. Seller has or will have as of the Closing Date good, valid and indefeasible title to the Purchased Assets, subject to no Encumbrances except for Permitted Encumbrances.

4.11.  Intellectual Property. To Seller’s Knowledge, Seller or an Affiliate thereof owns, licenses or otherwise possesses sufficient rights to use the Business Intellectual Property.

4.12.  Tax Matters. With respect to the Purchased Assets and the business of Seller associated therewith, and except as disclosed in Schedule 4.12 or as would not reasonably be expected to have a Material Adverse Effect:

(a)  Seller has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it other than those Tax Returns on which an immaterial amount of Taxes would properly be shown and all Taxes due and payable on all such filed Tax Returns have been paid in full;

(b)  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other Tax Returns required to be filed by or with respect to Seller;

(c)  Seller has not received any written notice that the Tax Returns of or with respect to Seller is currently being audited or examined by any Governmental Authority; and

(d)  Seller has not received any written notice that a deficiency, proposed deficiencies or assessments from any Governmental Authority with respect to Taxes of Seller that has not been disclosed, abated, paid in full or adequately provided for by Seller.

4.13.  Workforce Matters.

(a)  Part I of Schedule 4.13 sets forth a list of the name, current base salary or hourly rate, job title or description, date of hire, and target annual incentive bonus percentage of (i) each employee of the Seller or any of its Affiliates presently employed principally in connection with the ownership and operation of the Purchased Assets (“Employees”) and (ii) each other individual who is providing services to the Seller or any of its Affiliates principally in connection with the ownership and operation of the Purchased Assets who is an independent contractor rather than an employee (“Contractors”). The Seller and those of its Affiliates who employ any of the Employees or Contractors are referred to as the “Employer Affiliates.”

(b)  Except as disclosed in Part II of Schedule 4.13, to the Knowledge of Seller, (i) there is no unfair labor practice complaint with the National Labor Relations Board with respect to any of the Employees; (ii) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or affecting any Employer Affiliate with respect to any of the Employees; (iii) no Employer Affiliate has experienced a strike or work stoppage; (iv) no Employer Affiliate is (nor, since the earliest hire date disclosed in Part I of Schedule 4.13, has been) a party to or subject to a collective bargaining agreement and no collective bargaining agreement, relating to any Employee is currently being negotiated; (v) no Proceedings are pending or, to the Knowledge of Seller, threatened against any Employer Affiliate with respect to employment and employment practices, terms and conditions of employment, and wages and hours of any of the Employees; (vi) each Employer Affiliate is in compliance in all material respects with all Law respecting employment and employment practices, terms and conditions of employment, and wages and hours with respect to any of the Employees; and (vii) there is no effort currently underway to organize the work force of any Employer Affiliate or any part thereof.

(c)  Schedule 4.13 sets forth a list of each plan, contract, agreement or other arrangement providing any type of compensation or benefit, including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, in which any Employee is a participant or to which such individual is a party or which both (i) is sponsored by an Employer Affiliate and (ii) in which an Contractor is a participant or to which a Contractor is a party (collectively, the “Benefit Plans”). To the Knowledge of Seller, the Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, in each case in all material respects. Each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification that is current as of the Closing Date except for changes required by the Economic Growth and Tax Relief Reconciliation Act (with respect to which good faith amendments have been made) and the Pension Protection Act of 2006, and nothing has occurred (or failed to occur) that could reasonably be expected to result in the revocation of such letter. There are no pending or, to the Knowledge of Seller, threatened claims involving any Employee or any Contractor and no pending or, to the Knowledge of Seller, threatened litigation involving any Employee or any Contractor with respect to any of the Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, in either case which, if determined or resolved adversely, would have a Material Adverse Effect. With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to by an Employer Affiliate or any corporation, trade, business, or entity that is now or has been at any time under common control with any Employer Affiliate, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity”), no liability under Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA has been incurred by any Employer Affiliate or any Commonly Controlled Entity that would become a liability of Purchaser or any of its Affiliates and no condition exists that would reasonably be expected to result in any such liability.

4.14.  Environmental Matters. To Seller’s Knowledge, except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)  Seller has not Released any Hazardous Substances on the Real Property (other than Releases involving de minimis quantities of Hazardous Substances) that: (i) constitutes an unremedied violation of any Environmental Law if the effect of such violation imposes a current remediation obligation on the part of Seller; or (ii) currently imposes any Release-reporting obligations on Seller under any Environmental Law that have not been or are not being complied with;

(b)  Seller is currently in compliance with all Environmental Laws that govern the Facility;

(c)  Seller holds and has listed on Schedule 4.14 the registrations, licenses, permits, authorizations and other consents or approvals of Governmental Authorities listed on Schedule 4.14 (“Environmental Permits”) required under the Environmental Law for the operation of the Facility, is in compliance with all such Environmental Permits, and has not received any written notice that (i) any such existing Environmental Permit will be revoked or (ii) any pending application for any new such Environmental Permit or renewal of any existing Environmental Permit will be denied; and

(d)  Seller has not received any currently outstanding written notice of any material proceedings, action or other claim or liability arising under any Environmental Law (including, without limitation, notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq. or any state counterpart) from any Person or Governmental Authority regarding the Facility.

(e)  From the date hereof to Closing, Seller will file any renewal applications for Environmental Permits in a manner and timing consistent with prior practice.

4.15.  Absence of Changes. Since the date hereof, there has not been any change in the Purchased Assets, except for changes contemplated by this Agreement and changes in the ordinary course of business consistent with past practice which, together with any other such changes, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.16.  Brokerage Arrangements. Except for any agreements entered into by Seller or its Affiliates with Morgan Stanley & Co. Incorporated (for which any fees shall be the responsibility of Seller and its Affiliates), neither Seller nor any Person acting on its behalf has entered (directly or indirectly) into any agreement with any Person that would obligate, or would purport to obligate, Purchaser or Seller to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated hereby.

4.17.  Sufficiency of Assets. With the exception of those Excluded Assets described in Sections 2.2(a) through 2.2(j) and 2.2(m) through 2.2(r), the Purchased Assets are inclusive of all assets, facilities, equipment and real property that have been utilized by and sufficient for Seller to conduct its business with respect to the Facility as historically conducted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in Purchaser’s Disclosure Schedule, Purchaser represents and warrants to Seller as follows:

5.1.  Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser is duly qualified to do business in Indiana as a foreign corporation.

5.2.  Authority and Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements which are executed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements which are executed by Seller, when executed by Seller, this Agreement does, and the Ancillary Agreements which are executed by Purchaser when executed and delivered by Purchaser will, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances.

5.3.  Consents and Approvals; No Violation.

(a)  Subject to Purchaser obtaining the Purchaser’s Required Regulatory Approvals and the Purchaser’s Required Consents, and except for compliance with the requirements of the HSR Act or except as may result from any facts or circumstances relating solely to Seller or its Affiliates, neither the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser nor the consummation by it of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation of its Charter Documents, (ii) to the Knowledge of Purchaser, violate or breach in any material respect any Law binding upon it , (iii) to the Knowledge of Purchaser, result in any breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, agreement, license or other instrument to which Purchaser is a party, except for such violations or breaches that are not material or as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained, or (iv) require the consent or approval of, filing with, or notice to any Person except for consents, approvals, filings or notices that are not material.

(b)  Except for (i) consents, approvals, filings and notices required under the HSR Act or (ii) the Purchaser’s Required Regulatory Approvals, no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, other than (x) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Purchaser’s ability to perform its material obligations under this Agreement or such Ancillary Agreements; (y) such consents, approvals, filings and notices which become applicable to Purchaser or the Purchased Assets as a result of the status of Seller (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Seller (or any of its Affiliates) is or proposes to be engaged; and (z) such consents, approvals, filings and notices that are not material.

(c)  Except for Purchaser’s Required Regulatory Approvals, Purchaser is not required to obtain any State Approval for it to consummate the transactions contemplated by this Agreement.

5.4.  Compliance with Law. Purchaser is not in violation in any material respect of any Law.

5.5.  Litigation. There is no Proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser or its Affiliates before any Governmental Authority, or any judgment, decree or order of any Governmental Authority, which could, individually or in the aggregate, reasonably be expected to (a) materially impair Purchaser’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements or (b) result in a Material Adverse Effect.

5.6.  Availability of Funds. Purchaser has sufficient funds and lines of credit available to it, or has received binding written commitments from creditworthy financial institutions, true and correct copies of which have been provided to Seller, to permit Purchaser on the Closing Date to pay the Purchase Price, all other amounts payable by Purchaser hereunder or under any Ancillary Agreement, and all fees and expenses incurred by Purchaser in connection with the transactions contemplated hereby and by the Ancillary Agreements, and to permit Purchaser to timely pay or perform all of its other obligations under this Agreement and the Ancillary Agreements.

5.7.  Purchaser Qualifications. Purchaser is qualified to obtain and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Purchaser of Purchaser’s Required Regulatory Approvals or Purchaser's Required Consents.

5.8.  Brokerage Arrangements. Neither Purchaser nor any Person acting on its behalf has entered (directly or indirectly) into any agreement with any Person that would obligate, or would purport to obligate, Purchaser or Seller to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated hereby.

5.9.  Inspection. Purchaser acknowledges that, prior to its execution of this Agreement, (i) it has been afforded access to and the opportunity to inspect each of the Facility, the Facility Contracts, and all other Due Diligence Materials, (ii) it has inspected the Facility, and as of the Closing Date, it will have inspected the Facility and reviewed the Facility Contracts and all other Due Diligence Materials to the extent it deems necessary or advisable, and (iii) it is relying upon Seller’s representations and warranties expressly contained herein and its own inspections and investigation in order to satisfy itself as to the condition and suitability of the Purchased Assets (including the Facility) and the liabilities, results of operations, condition (financial or otherwise) and prospects of the Facility.

5.10.  “As Is” Sale. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS”, AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF SUCH ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND, AS TO TITLE, THE LIMITED WARRANTY COVENANTS REFERENCED IN THE DEED, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATIONS AND ASSETS OF SELLER, INCLUDING THE FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF SUCH ASSETS OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF PURCHASER AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING.

ARTICLE VI

COVENANTS OF EACH PARTY

6.1.  Efforts to Close.

(a)  Purchaser represents and warrants to Seller that it knows of no reason that the Closing conditions set forth in Article VIII cannot be satisfied prior to the Termination Date. Subject to the terms and conditions herein, each of the Parties shall use its Commercially Reasonable Efforts to cause all of the conditions to the consummation of the Closing to be fulfilled or otherwise satisfied by it, and to take all other actions and to do all other things necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Each Party shall use its Commercially Reasonable Efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities (including those pertaining to Governmental Approvals) and other Third Parties that may be or become necessary to effectuate the transactions contemplated hereby, including, in the case of Seller, Seller’s Required Regulatory Approvals and Seller’s Required Consents, and in the case of Purchaser, the Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents, and effecting all other necessary registrations and filings, including, without limitation, filings under applicable Law, including under the HSR Act and with FERC and applicable state utility regulatory commissions, and all other necessary filings with, or notices to, any Governmental Authority. Seller shall use its Commercially Reasonable Efforts to cooperate with Purchaser in obtaining the requisite consents to the transfer of the Environmental Permits which constitute Transferable Permits and shall cooperate with Purchaser in connection with Purchaser’s efforts to obtain the reissuance or procurement of other Environmental Permits. Each Party shall cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings. The Parties hereto shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made with a Governmental Authority as contemplated herein. Each of Seller and Purchaser agrees to make appropriate filings of (i) a Notification and Report Form pursuant to the HSR Act and any required filings with FERC or for other Federal Approvals, with respect to the transactions contemplated hereby within twenty (20) Business Days of the date hereof and (ii) any required filings with applicable state utility regulatory commissions or for other State Approvals within thirty (30) calendar days of the date hereof. The Parties shall respond promptly to any requests for additional information made by any of such agencies, and cause the waiting periods under the HSR Act to terminate or expire, and the approvals of FERC and applicable state utility regulatory commissions to be obtained, at the earliest possible date after the date of filing.

(b)  Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(c)  Notwithstanding the foregoing, it is agreed that, while Seller shall initiate the process of obtaining certain consents and shall cooperate as described above, Purchaser shall have (i) the primary responsibility to secure, at Purchaser’s sole cost and expense, all consents, approvals and waivers from any Persons for the transfer, issuance, reissuance or renewal of any necessary Permits effective prior to the Closing Date that are required for the ownership, lease, use, maintenance or operation of the Purchased Assets.

6.2.  Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and expenses of counsel and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, (i) the costs and expenses of obtaining the Title Policy and any endorsements thereto that Purchaser wishes to obtain shall be paid by Purchaser, (ii) all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser as provided in Section 6.6 and (iii) the costs of obtaining the transfer, issuance, reissuance or renewal of any Permits (including any software license-related fees) shall be paid by Purchaser. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

6.3.  Supplemental Disclosure.

(a)  Without regard to Section 6.3(b), Seller’s Disclosure Schedules delivered on the date hereof shall be deemed for all purposes under this Agreement to include any and all amendments or supplements made by Seller on or prior to January 8, 2007, so long as such amendment or supplement does not constitute a material change to Seller's Disclosure Schedules as delivered on the date hereof.

(b)  With respect to the representations and warranties of each Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend such Party’s Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Party’s Disclosure Schedule. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Sections 8.1 and 8.2 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no Party shall be entitled to make a claim based thereon pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, each Party shall notify the other Party promptly of the occurrence of any event likely to materially impair the first Party’s ability to perform its obligations hereunder.

6.4.  Conduct Pending Closing. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except (i) for actions which are required by Law, (ii) for reasonable actions taken in connection with any emergency or other force majeure event of which Purchaser receives prompt notice, (iii) for actions which arise from or are primarily related to any of the Excluded Assets or the Retained Liabilities, (iv) as otherwise contemplated by this Agreement or (v) as would not have a Material Adverse Effect, Seller shall use its Commercially Reasonable Efforts to operate and maintain the Facility in all material respects in accordance with its ordinary course of business consistent with past practices, and Seller shall:

(a)  except as required by their terms, not amend, terminate, renew or renegotiate in any material respect any existing Facility Contract;

(b)  not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material portion of the Purchased Assets, except sales, leases, transfers or dispositions in the ordinary course of business and a sale of the Chrisman Option Property pursuant to the Chrisman Option;

(c)  not amend its Charter Documents except for amendments which do not impair Seller’s ability to consummate the transactions contemplated hereby;

(d)  not create any Encumbrance (except Permitted Encumbrances) on the Purchased Assets other than in the ordinary course of its business;

(e)  maintain in force and effect the material Facility Insurance Policies;

(f)  subject to Section 6.7, maintain the Personal Property in the same condition in all material respects as exists on the Closing Date, ordinary wear and tear excepted;

(g)  not make any material change in the levels of Inventory maintained at the Facility except in accordance with the ordinary course of business consistent with past practices;

(h)  use Commercially Reasonable Efforts to maintain customary business relationships with any lessor, licensor, customer, or supplier of Seller, each in accordance with ordinary course of business consistent with past practices; and

(i)  give notice to Purchaser as soon as practicable after becoming aware of any material breach of (i) any of the representations or warranties of Seller contained in this Agreement or (ii) any of the covenants of Seller contained in this Agreement;

provided that nothing in this Section shall (i) obligate Seller to make expenditures other than in the ordinary course of business consistent with past practices or to otherwise suffer any economic detriment, or (ii) preclude Seller from expending funds for such maintenance and Capital Expenditures as Seller deems necessary.

6.5.  Access to Information - Pre-Closing and Post-Closing.

(a)  During the period from the date hereof through the Closing, Seller shall give Purchaser and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such Books and Records and to the Facility as are reasonably necessary to allow Purchaser and its authorized representatives to make such investigation as they may reasonably request to verify the accuracy of any representation or warranty contained in this Agreement; provided that any such inspections and examinations shall be conducted in such a manner as not to interfere with the normal conduct of business by Seller. Seller shall have the right to have a representative present at all times during any such inspections and examinations. Purchaser shall have no right of access to, and Seller shall have no obligation to provide to Purchaser, (1) proposals received from others in connection with Seller or the Purchased Assets and information and analysis (including financial analysis) relating to proposals including Purchaser’s proposal, or (2) any information the disclosure of which would jeopardize any privilege available to Seller or its Affiliates relating to such information or would cause Seller or its Affiliates to breach a confidentiality obligation, or (3) any software or systems of Seller or its Affiliates. Notwithstanding anything herein to the contrary, Purchaser shall not have the right, prior to the Closing, to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or under the Purchased Assets.

(b)  Purchaser shall as soon as practicable upon becoming aware of any breach by Seller of its representations, warranties or covenants hereunder, notify Seller, specifying the nature thereof in reasonable detail, and shall afford Seller the opportunity to remedy such breach prior to the Closing.

(c)  Purchaser agrees that Seller may retain a copy of all Books and Records and other materials relating to the Purchased Assets.

(d)  Purchaser agrees that it shall preserve and keep in Purchaser’s possession for a period of at least seven years from the Closing Date all Books and Records and other materials relating to the Purchased Assets. After such seven year period, before Purchaser shall dispose of any of such Books and Records and other materials, at least sixty (60) calendar days’ prior notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records and other materials as Seller may select. Notwithstanding the foregoing, Purchaser agrees that upon notice from Seller, Purchaser shall provide Seller with copies of such Books and Records and other materials that relate to any pending or threatened Proceeding (whether or not existing on the Closing Date) if such Proceeding may relate to matters occurring prior to the Closing Date, upon the expiration of the seven year period set forth in this Section 6.5(d).

6.6.  Tax and Transfer Matters.

(a)  All Transfer Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby, whether imposed on Purchaser or Seller or any of its Affiliates, shall be paid by Purchaser when due (and, to the extent paid by Seller or any of its Affiliates, shall be reimbursed by Purchaser upon request). Seller or Purchaser, as appropriate, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the non-filing Party or any of its Affiliates will join in the execution of any such Tax Returns or other documentation and will take such positions therein as are reasonably requested by the filing Party provided that the non-filing Party and its Affiliates shall not be required to take a position adverse to its own posture with respect to Taxes.

(b)  It is the intention of the Parties that the transactions pursuant to this Agreement should be treated as not subject to sales or use Tax in accordance with Title 6, Article 2.5, Chapter 5-10 (transactions involving tangible personal property) Burns Indiana Statutes and Title 45, Article 2.2, Rule 1(d) (casual sales) Indiana Administrative Code.

(c)  Seller agrees that it will pay (i) all sales Taxes due and owing to Governmental Authorities under Title 6, Article 2.5 Sales and Use Taxes, Burns Indiana Statutes, attributable to the operation of the Facility prior to the Closing Date by Seller and (ii) all other Taxes attributable to the operation of the Facility prior to the Closing Date by Seller. This Section 6.6(c) shall not be interpreted to modify Purchaser’s agreement in Section 6.6(a) to pay Transfer Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby, whether imposed on Purchaser or Seller or any of its Affiliates, or to modify the Parties’ agreement with respect to Property Taxes.

(d)  Property Taxes prorated pursuant to Section 2.7(c) are subject to post-Closing adjustment pursuant to this Section 6.6(d) if Seller’s Actual Property Tax for 2007 (as defined below) exceeds the amount of the Seller’s Property Tax Portion due to (i) any change in the determination of the amount of assets that qualify for abatement pursuant to the Tax Abatement, (ii) any change in the applicable abatement percentage under the Tax Abatement, (iii) the termination of the Tax Abatement due to any breach by Seller or its Affiliates, (iv) any modification to the Tax Abatement not approved by Purchaser and Seller, approval of each party not to be unreasonably withheld, or (v) any breach of the Tax Abatement by Seller. In such event, Seller shall pay to Purchaser such excess, including any interest or penalty thereon, within thirty (30) days after written notice from Purchaser together with reasonable substantiation thereof. The term “Seller’s Actual Property Tax for 2007” means 2007/Payable 2008 Property Taxes less the amount of Property Tax that would have been allocable to Purchaser had there been no change in Property Taxes due to (i) any change in the determination of the amount of assets that qualify for abatement pursuant to the Tax Abatement, (ii) any change in the applicable abatement percentage under the Tax Abatement, (iii) the termination of the Tax Abatement, (iv) any modification to the Tax Abatement not approved by Purchaser and Seller, approval of each party not to be unreasonably withheld, or (v) any breach of the Tax Abatement by Seller. Purchaser agrees that it and its Affiliates will not take any action to contest, modify or affect 2007/Payable 2008 Property Taxes, provided that Purchaser may contest the assessment if the Tax Abatement applicable to such Taxes is denied and may contest any denial by the applicable Governmental Authorities of such Tax Abatement, and, after the Closing, may prosecute any appeal of the March 1, 2007 assessment filed by Seller as described below. Seller agrees that, without Purchaser’s consent, it will not agree with any applicable Governmental Authority to modify the terms of the Tax Abatement for 2007/Payable 2008 Property Taxes or subsequent years. If the March 1, 2007 assessment for 2007/Payable 2008 Property Taxes is materially greater than the March 1, 2006 assessment for 2006/Payable 2007 Property Taxes, Seller will file an appeal of such assessment.

(e)  In addition to 2007/Payable 2008 Property Taxes (subject to proration in accordance with Section 2.7(c)), Purchaser shall be liable for, and shall indemnify, defend and hold Seller harmless from and against, any and all Taxes imposed on or with respect to the Purchased Assets or the respective operations and activities for any taxable period beginning as of the Closing Date. With respect to any taxable period that begins before and ends after the Closing Date (“Straddle Period”), the portion of Taxes attributable to the portion of such Straddle Period beginning before the Closing Date shall be calculated as though the applicable tax year terminated as to the close of business on the day immediately before the Closing Date; provided, however, that in the case of a Tax not based upon income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning on the taxable period through the day immediately prior to the Closing Date and the denominator of which shall be the number of days in the taxable period. This Section 6.6(e) shall not be interpreted to modify the Parties’ agreement herein with respect to Property Taxes.

(f)  With respect to Taxes to be prorated in accordance with Section 2.7, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser shall make each such Tax Return available for Seller’s review after the date for filing such Tax Return. If Seller objects to the Tax Return as filed, Seller shall provide such objections (not to be unreasonable) to Purchaser not later than ten (10) business days after receipt of such Tax Return. If Purchaser agrees to any objection, Purchaser shall amend and file the amended Tax Return within a reasonable time. If Purchaser does not agree with an objection by Seller as to a filed Tax Return, then Purchaser and Seller shall apply the Dispute Procedures as stated in Section 2.5(c) of the Agreement.

(g)  Purchaser and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to liability for Taxes, and each Party shall retain and provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 6.6 shall be Confidential Information covered by Section 6.10.

(h)  To the extent that any Party receives a Tax refund or credit with respect to a Tax that was paid or incurred by the other Party, such receiving Party shall promptly pay the amount of such Tax refund or credit to the other Party. To the extent that either Party receives a Tax refund or credit with respect to 2007/Payable 2008 Property Taxes prorated under Section 2.7(c), the Property Tax proration will be recalculated using the adjusted amount and a correcting payment will be made as appropriate within ten (10) Business Days after receipt of the Tax refund or credit.

(i)  All fees or payments incurred in connection with the transfer, issuance, reissuance or renewal of any Permit or any software license (“Transfer Fees”) pursuant to or in connection with this Agreement or the transactions contemplated hereby, whether imposed on Purchaser or on Seller or its Affiliates, shall be paid by Purchaser when due (and, to the extent paid by Seller or its Affiliates, shall be reimbursed by Purchaser upon request).

6.7.  Risk of Loss.

(a)  Between the date hereof and the Closing Date, all risk of loss or damage to the Purchased Assets, including the Facility, shall be borne by Seller.

(b)  If, before the Closing Date, all or any portion of the Facility becomes subject to or is threatened with any condemnation or eminent domain proceeding (the “Condemned Portion”), Seller shall notify Purchaser promptly in writing of such fact.

(i)  If the fair market value of the Condemned Portion is less than fifteen percent (15%) of the Base Purchase Price, Seller shall, at its option, either (x) reduce the Base Purchase Price by the fair market value of the Condemned Portion (such value to be determined as of the date immediately prior to such condemnation or eminent domain proceeding and any disagreement with respect thereto being resolved in accordance with Section 2.5), or (y) assign to Purchaser at the Closing any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of Seller may be entitled. Any failure of a condition to Closing related to any such proceeding of which Seller shall have so notified Purchaser shall be deemed not to exist, provided that Seller exercises its election pursuant to the preceding sentence within a reasonable period of time.

(ii)  If, before the Closing Date, all or any portion of the Facility becomes subject to or is threatened with any condemnation or eminent domain proceeding and the fair market value of the Condemned Portion is greater than fifteen percent (15%) of the Base Purchase Price, then Purchaser may elect either to (x) require Seller upon the Closing to assign to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of Seller may be entitled and proceed with the transactions contemplated by this Agreement, or (y), within sixty (60) days after the commencement of such proceeding, terminate this Agreement.

(iii)  If, before the Closing Date, all or any portion of the Facility becomes subject to or is threatened with any condemnation or eminent domain proceeding and the duration of such condemnation or proceeding is estimated to be greater than one hundred and eighty (180) calendar days, then Purchaser may elect either to (x) require Seller upon the Closing to assign to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any Affiliate of Seller may be entitled and proceed with the transactions contemplated by this Agreement, or (y), within sixty (60) days after the commencement of such proceeding, terminate this Agreement.

(c)  If, before the Closing Date, all or any portion of the Facility is damaged or destroyed (the “Damaged Portion”) (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall notify Purchaser promptly in writing of such fact.

(i)  If the fair market value of the Damaged Portion or the cost of repair of the Damaged Portion is less than fifteen percent (15%) of the Base Purchase Price, Seller shall, at its option, either (x) reduce the Base Purchase Price by the lesser of the fair market value of the Damaged Portion (such value to be determined as of the date immediately prior to such damage or destruction), or the estimated cost to repair or restore the same (any disagreement with respect thereto being resolved in accordance with Section 2.5), or (y) bear the costs of repairing or restoring the Damaged Portion and, at Seller’s election, delay the Closing and any right to terminate this Agreement for a reasonable time necessary to accomplish the same. Any failure of a condition to Closing related to any such damage or destruction of which Seller shall have so notified Purchaser shall be deemed not to exist, provided that Seller exercises its election pursuant to the preceding sentence within a reasonable period of time.

(ii)  If the Facility is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the lesser of the fair market value of the Damaged Portion or the cost of repair of the Damaged Portion is greater than fifteen percent (15%) of the Base Purchase Price, then Purchaser may elect either to (x) require Seller upon the Closing to transfer to Purchaser the proceeds (or the right to the proceeds) of applicable insurance to which Seller or any affiliate of Seller may be entitled and proceed with the transactions contemplated by this Agreement, or (y), within sixty (60) days after such damage or destruction, terminate this Agreement.

(iii)  If the Facility is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the duration to restore such damage or destruction is estimated to be greater than one hundred and eighty (180) calendar days, then Purchaser may elect either to (x) require Seller upon the Closing to transfer to Purchaser the proceeds (or the right to the proceeds) of applicable insurance to which Seller or any affiliate of Seller may be entitled and proceed with the transactions contemplated by this Agreement, or (y), within sixty (60) days after such damage or destruction, terminate this Agreement.

6.8.  Insurance. Purchaser acknowledges and agrees that, effective upon the Closing, the Facility Insurance Policies shall be terminated or modified to exclude coverage of the Facility by Seller, and, as a result, Purchaser shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by or for the benefit of the owner of the Facility. Purchaser further acknowledges and agrees that Purchaser may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the business related to the Facility following the Closing.

6.9.  Public Announcements. Prior to the Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement shall be issued or made by Purchaser or Seller without consultation with the other Party; provided that a press release or other public announcement, regulatory filing, statement or comment made without such consultation shall not be in violation of this Section if it is made in order to comply with Law or stock exchange policies and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and consultation, despite reasonable efforts to undertake the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Law or policies; and provided further that in all instances prompt notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment.

6.10.  Confidentiality. Purchaser agrees that it shall hold in strict confidence and shall not disclose to any Person or use any Confidential Information (as defined below) from and after the date hereof through the period ending two (2) years after the Closing Date. Notwithstanding the foregoing, Purchaser may use and, provided that each such Person shall be informed of the confidential nature of such information, disclose Confidential Information to the officers, directors, employees, representatives, lenders, counsel and other professionals (including potential lenders and investors and their counsel) of Purchaser and its Affiliates who need to know such information for purposes of (i) consummating the transactions contemplated hereby and (ii) enforcement of its rights under this Agreement. In the event that Purchaser is requested by subpoena, civil investigative demand, or any similar process to disclose any such Confidential Information, Purchaser will provide Seller with prompt notice of such request, demand or interrogatories so that Seller may seek an appropriate protective order. In the event that a protective order or injunction prohibiting disclosure is not obtained, then Purchaser may furnish only so much of the Confidential Information as, in the reasonable written opinion of its legal counsel (copy being simultaneously provided to Seller), is required and shall preserve the confidentiality of the remainder in accordance with this Section. In the event that this Agreement is terminated, upon receipt of a written request, Purchaser will return all documents and other material (and all copies thereof) obtained from Seller in connection with the transactions contemplated hereby and will destroy all such documents and other material prepared by Purchaser or its agents, representatives or advisors that reflect Confidential Information received by Purchaser in connection with the transactions contemplated hereby. Should Purchaser, its Affiliates or their agents or representatives disclose or use any Confidential Information for the direct or indirect benefit or use of themselves or any other Person, or otherwise breach this Section 6.10, any benefits obtained by Purchaser or any such other Person shall be held in trust for the sole benefit of Seller. The Parties agree that because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Section 6.10, any such breach would cause Seller irreparable harm and therefore Seller shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. As used in this Section, “Confidential Information” shall mean all information (written or digital) delivered by Seller or its Affiliates or their agents or representatives to Purchaser before or after the date hereof with respect to the Purchased Assets or the negotiation of this Agreement, whether or not marked with any legends or other markings indicating the information to be proprietary or confidential. Confidential Information shall not include information to the extent, but only to the extent, disclosure thereof (or the terms and conditions thereof) is required by Law, and information which Purchaser can demonstrate: (a) is or becomes generally available to the public other than as a result of disclosure by Purchaser; or (b) was within Purchaser’s possession prior to its being furnished by or on behalf of Seller, provided that the source of such information was not known by Purchaser or its Affiliates to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other party with respect to such information; or (c), if the Closing occurs, the information constitutes part of the Purchased Assets. The Parties' obligations under this Section shall survive the termination of this Agreement. Nothing in this Section shall, or is intended to, impair or modify any of the rights or obligations of the Parties (or their Affiliates) under the Confidentiality Agreement.

6.11.  Further Assurances.

(a)  Each Party shall, at its own cost and expense, at any time and from time to time after the Closing Date, upon reasonable request, use its Commercially Reasonable Efforts to (i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required to consummate the transactions in accordance with the terms hereof, and (ii) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided that in no event shall any Party be required to take any action which increases in any way the liability or obligations of such Party or which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Law or require the approval of any Governmental Authority.

(b)  Each Party agrees that, after the Closing Date, it will use its Commercially Reasonable Efforts to cooperate with and make available to the other Party, upon reasonable notice and during normal business hours, books and records and information of or relating to the Purchased Assets and other matters relevant to this Agreement (except for such as may be subject to the attorney-client or other legal privilege) which are necessary or useful in connection with any investigation, dispute or Proceeding or audit by a Governmental Authority, or any claim by or against a Third Party involving the Purchased Assets (other than in connection with disputes between the Parties). The Party requesting any such books and records, information or cooperation shall bear all of the out-of-pocket costs and expenses of the other Party reasonably incurred in connection therewith (including out-of-pocket expenses to third parties incurred by any Party and, in the case of Seller, the reasonable value of the time expended by its personnel or the personnel of any of its Affiliates, including the wages or other benefits paid or payable to its officers, directors or employees, that are reasonably attributable to furnishing assistance requested by Purchaser hereunder).

6.12.  Use of PSEG Marks. PSEG Marks will appear on some of the Purchased Assets, including on signage at the Facility, and on supplies, materials, brochures, manuals and similar consumable items. Purchaser acknowledges and agrees that it has and, upon consummation of the transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the PSEG Marks. Purchaser shall, (i) within ninety (90) days after the Closing Date, remove the PSEG Marks from the Purchased Assets, including signage at the Facility, and provide written verification thereof to Seller promptly after completing such removal and (ii) within two weeks after the Closing Date, return or destroy (with proof of destruction) all other Purchased Assets that are not necessary to the operation or maintenance of the Facility that contain any PSEG Marks that are not removable. Purchaser agrees never to challenge Seller’s (or its Affiliates’) ownership of the PSEG Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the Purchased Assets. Purchaser will not conduct any business or offer any goods or services under any PSEG Marks. Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any PSEG Marks or otherwise operate the Facility in any manner which would or might reasonably be expected to confuse any Person into believing that Purchaser has any right, title, interest, or license to use any PSEG Marks.

6.13.  Employee Matters.

(a)  During the period beginning one (1) day following the date on which Purchaser has made all filings for Federal Approvals and State Approvals (“Commencement Date”) and ending on the date sixty (60) days after the Commencement Date (“Offer Period”), the Purchaser may offer employment to each Employee, contingent on Closing and effective as of the Closing Date or, in the case of an Employee who is receiving short-term or long-term disability benefits under Seller’s Benefit Plans as of the Closing Date, the first Business Day thereafter on which such individual provides sufficient documentation that such individual may return to work (the “Hire Date”). At any time after the Commencement Date until thirty-one (31) days prior to the Closing, the Purchaser may offer to employ or otherwise engage the services of any Contractor effective on or after the Closing Date. Notwithstanding the foregoing, if any such individual who is listed on Schedule 4.13, following the date hereof, changes job position of his/her own volition pursuant to Seller’s (or its Affiliates’) internal job posting procedures or terminates employment and, as a result of such change or termination, ceases to be employed principally in connection with the ownership and operation of the Purchased Assets, such individual shall not be considered an Employee for purposes of this Section 6.13. All offers of employment by the Purchaser shall be made in accordance with applicable Law. An offer of employment to an Employee shall include (i) a Qualifying Base Salary (as defined below), (ii) an incentive bonus percentage opportunity (applicable to the sum of the base salary and the Included Retention Bonus) during the first 12 months of employment that is not less than the incentive bonus percentage of such individual set forth in Part I of Schedule 4.13 (“Qualifying Incentive Bonus”), and (iii) employment at the same geographic location at which each such individual is working and for substantially the same position and substantially the same level of responsibility as applicable to such individual as of the Closing (such an offer constituting, collectively, a “Qualified Offer”). The term “Qualifying Base Salary” means either (i) an annual base salary not less than the annual salary of such individual set forth in Part I of Schedule 4.13 or (ii), if and only if Purchaser duly substantiates in a manner reasonably satisfactory to Seller that the annual base salary established by Purchaser and its Affiliates on an AEP organization-wide basis for similarly situated employees (the “Purchaser Salary”) is less than the annual salary of such individual set forth in Part I of Schedule 4.13, an annual base salary not less than the Purchaser Salary provided that Purchaser also provides such individual an Included Retention Bonus. The term “Included Retention Bonus” means an amount equal to the difference between (1) the annual salary of such individual set forth in Part I of Schedule 4.13 and (2) the base salary offered to such individual by Purchaser. Included Retention Bonuses shall be payable 25% on the Closing Date and in three equal 25% quarterly increments thereafter. Certain Employees are identified in Schedule 4.13 as an “Offer Employee”. For each Offer Employee to which Purchaser fails to make a Qualified Offer, Purchaser shall pay Seller at the Closing an adjustment to the Purchase Price in an amount equal to 50% of such Employee’s annual salary as set forth in Part I of Schedule 4.13; provided that no such adjustment shall be required with respect to (x) an Employee who is not an Offer Employee or (y) an Offer Employee who accepts in writing Purchaser’s offer of employment on terms that do not constitute a Qualifying Offer and commences employment with Purchaser as of the Hire Date. The Purchaser will have no obligation to employ, or cause to be employed, any Employee who does not accept a Qualified Offer nor any Contractor.

(b)  On or before the commencement of the Offer Period, Seller shall provide Purchaser with access to Employee Records with respect to the Employees and to such other records as the Seller may have with respect to any Contractor for the sole purpose of complying with the requirements of Section 6.13(a), provided that Seller shall not be required to deliver or disclose to Purchaser any Employee Records that require the consent of an Employee or Contractor under applicable Law until or unless Purchaser furnishes Seller with employee written authorizations that satisfy such legal requirements, and Seller agrees to use Commercially Reasonable Efforts to secure such consents as requested by Purchaser. Purchaser must inform Seller of all Employees to whom Qualified Offers have been made hereunder within five (5) days following conclusion of the Offer Period, together with a description of the terms of such respective offers. Purchaser must inform Seller of all Employees to whom Purchaser has made offers of employment that are not Qualified Offers within five (5) days following the conclusion of the Offer Period, together with a description of the terms of such respective offers. Purchaser must inform Seller of all Contractors to whom Purchaser has made offers to engage the services of such Contractor not later than thirty-one (31) days prior to the Closing. Employees who, prior to the Closing Date, accept employment with Purchaser or its Affiliates are referred to herein as “Transferred Employees” commencing as of the Hire Date. If the Closing occurs, Seller or its Affiliates, as the case may be, shall terminate its employment of each of the Transferred Employees as of the Hire Date. Seller shall be liable for any severance benefits and health care continuation benefits (COBRA rights) of any Employee that does not become a Transferred Employee, and except as otherwise provided herein, neither Purchaser nor any Affiliate thereof shall have any other liability or obligation whatsoever with respect to any Employee who does not become a Transferred Employee.

(c)  If, during the first 12 months following the Closing Date, the employment of a Transferred Employee with the Purchaser or its Affiliates is involuntarily terminated by the Purchaser or its Affiliates without good cause, the Purchaser or its Affiliates shall pay such Transferred Employee, within ten (10) days after such termination, a severance benefit in an amount equal to 50% of such individual’s Qualifying Base Salary and the unpaid balance of any Included Retention Bonus. The Purchaser will have no obligation to continue the employment of or to provide any kind of severance benefit to any Transferred Employee who voluntarily terminates his or her employment.

(d)  As of his or her Hire Date, each Transferred Employee shall cease to participate in the Benefit Plans that are employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by Seller or its Affiliates (the “Prior Welfare Plans”) and shall, if applicable, commence to participate in welfare benefit plans of Purchaser or its Affiliates (the “Replacement Welfare Plans”). To the extent allowable by Law, Purchaser shall take any and all necessary action to cause the trustee of a tax-qualified defined contribution plan of Purchaser or one of its Affiliates, if requested to do so by a Transferred Employee, to accept either a trustee to trustee transfer or a direct “rollover” of all or a portion of said employee’s distribution from any defined contribution retirement plan of Seller or its Affiliates that is set forth in Part II of Schedule 4.13 and the subject of the representations made by Seller in Section 4.13(c). Purchaser shall make (or cause to be made) any and all reasonably necessary amendments to its employee benefit plans, programs and fringe benefit plans, programs and arrangements necessary to give effect to its obligations under this Agreement, which amendments shall be delivered to Seller prior to the Closing Date.

(e)  Purchaser shall credit (or cause to be credited) service accrued by Transferred Employees (other than a Contractor) during employment with Seller or its Affiliates as of the Hire Date for all purposes (other than for benefit accrual purposes under any defined benefit pension or similar plan and other than any retiree health or retiree life insurance benefit program) under its employee benefit plans, programs, policies and arrangements. Each Transferred Employee (other than any Contractor) shall be immediately eligible to participate, without any waiting time, in the Replacement Welfare Plans (to the extent that coverage replaces coverage under a comparable welfare benefit plan of Seller or its Affiliates, in which such Transferred Employee participated immediately before the Hire Date). For purposes of each Replacement Welfare Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Purchaser shall use its reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for such Transferred Employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and dependents and that have not been satisfied as of the Hire Date) and provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Hire Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years). With respect to all Transferred Employees, Purchaser will recognize all available, but unused vacation days and floating holidays which have accrued to such Transferred Employees through the Hire Date and Purchaser will allow the Transferred Employees to take their unused vacation days and floating holidays at any time following the Hire Date in accordance with the policies of Purchaser which have been provided to Seller prior to the execution of this Agreement.

(f)  Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, during the Offer Period and upon reasonable prior notice by Purchaser to Seller, Seller shall proceed to arrange with Purchaser a mutually agreeable manner, time and place at which Purchaser may communicate with the Employees about employment with Purchaser or its Affiliates. At the option of Seller, a representative of Seller may participate in any such communications or meetings.

(g)  Purchaser shall be solely responsible for any notification and liability under the WARN Act relating to any termination of any of the Transferred Employees in the Facility occurring after the Hire Date for such Transferred Employee. Purchaser shall indemnify and hold Seller harmless from any and all damages, liabilities, claims or expenses incurred by Seller as a result of the failure of Purchaser to (i) comply with any of the requirements of WARN Act occurring with respect to the Transferred Employees after the Closing Date, including applicable notice requirements, or (ii) perform any obligation or responsibility of Purchaser under the first sentence of this Section. Seller shall be solely responsible for all Liability relating to qualifying events (as defined in Code Section 4980B) occurring on or prior to the Hire Date.

6.14.  Replacement of Seller Guarantees. Purchaser shall obtain, effective as of the Closing Date, the release of the Seller Guarantees and any obligations of Seller or its Affiliates related thereto, in form and substance satisfactory to Seller, and, at the Closing, shall return or reimburse Seller for any such cash deposits and replace all bonds, letters of credit, guarantees and other surety arrangements and credit assurances provided, funded or otherwise supported by Seller or its Affiliates. In the event Purchaser is unable to obtain all such releases and the return of all such bonds, letters of credit, guarantees and other credit support vehicles, then Purchaser agrees to reimburse Seller and its Affiliates upon request for any amounts paid or suffered thereunder after the Closing Date and (a) shall secure such obligation by providing to Seller and its Affiliates at the Closing back-to-back irrevocable stand-by letters of credit issued by nationally recognized financial institutions (or other back-to-back credit support) acceptable to Seller for the benefit of Seller and such Affiliates with respect to each of the Seller Guarantees that remains in effect on and after the Closing Date, satisfactory in form and substance to Seller in its sole discretion, for the full amount and time period (plus additional 30 day periods) that Seller or its Affiliates are liable in respect of any such remaining Seller Guarantee or obligated to perform thereunder and (b) shall use its best efforts after the Closing Date to obtain all such releases and returns promptly.

6.15.  Title Commitment. Within ten (10) Days after the date hereof, Purchaser shall obtain a commitment for an owner policy of title insurance (the “Preliminary Title Commitment”) issued by Chicago Title Insurance Company (the “Title Insurer”), insuring Purchaser’s title to the Real Property. Purchaser shall provide Seller a copy of the title commitment when received. Within thirty days of the delivery of the Preliminary Title Commitment and Survey pursuant to Section 6.16, Purchaser shall provide a written notice (“Objection Notice”) to Seller of any material defects or exceptions in the Preliminary Title Commitment and Survey to which Purchaser reasonably objects and is not willing to accept as a Permitted Encumbrance. If no Objection Notice is given to Seller by the time period specified in the preceding sentence, then Purchaser shall be deemed to have accepted all such defects, exceptions and Encumbrances set forth in the Preliminary Title Commitment and Survey, all of which shall be deemed to be Permitted Encumbrances hereunder. Seller shall have sixty (60) days (the “Cure Period”) from receipt of the Objection Notice to cure any material defect or exceptions, failing which Purchaser shall have the option to either (i) terminate this Agreement by giving written notice to Seller no later than five days following the expiration of the Cure Period or (ii) be deemed to have accepted the Real Property subject to all such uncured defects, exceptions and Encumbrances set forth in the Preliminary Title Commitment and Survey, all of which shall be Permitted Encumbrances hereunder.

6.16.  Survey. Seller shall arrange for the preparation, at Purchaser’s expense, of an as-built survey and metes and bounds legal description of the Real Property prepared by a registered land surveyor or engineer, duly licensed in the State of Indiana, certified to Purchaser showing the acreage of the Real Property, and containing the certifications and the minimum standard detail requirements for land surveys most recently adopted by the ALTA/ACSM and the specifications set forth as items number 1 through 4, 6, 7(a), 8, 9, 10 and 11 of Table A (the “Survey”). Seller shall request the delivery of the Survey to Purchaser and Seller within thirty (30) days after the date hereof.

6.17.  GE Contractual Services Agreement. Prior to the Closing, Seller shall cause that certain Contractual Services Agreement dated September 25, 2003, between PSEG Power, LLC and General Electric International, Inc. (as previously amended, the “GE Agreement”) to be amended such that the Facility is no longer subject to the GE Agreement effective as of the Closing, and Seller shall be responsible for any costs or termination fees associated therewith.

6.18.  Removal of Excluded Assets. Seller shall remove any Excluded Assets located at the Facility or situated on the Real Property no later than 30 days following the Closing Date. During such 30-day period, Purchaser shall provide Seller with access to the Real Property and the Facility during regular business hours and upon one Business Day’s advance notice so that Purchaser may remove any Excluded Assets remaining located on the Real Property. Until Seller removes such Excluded Assets, Purchaser shall maintain custody of such Excluded Assets on behalf of Seller in a manner consistent with the manner in which such Excluded Assets were historically stored, situated and protected by Seller and without any cost or expense being charged Seller therefor.

6.19.  Review. Purchaser has performed all due diligence that it has deemed necessary to perform concerning the Purchased Assets and in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby. Purchaser (together with representatives and advisors it has retained) is experienced in, and has extensive knowledge of, the electric power business and otherwise possesses the knowledge, experience and sophistication to allow it to fully evaluate the accept the merits and risks of entering into the transactions contemplated by this Agreement.

6.20.  DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE IV OF THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, THE PURCHASED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN ARTICLE IV, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE PURCHASED ASSETS INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS OR PURCHASER’S CONDUCT OF BUSINESS WITH RESPECT THERETO, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF. OTHER THAN AS SET FORTH IN ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF, OR OTHERWISE WITH RESPECT TO, THE INFORMATION, RECORDS OR DATA NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING (I) ANY STATEMENTS MADE (WHETHER ORAL OR WRITTEN) IN CONNECTION WITH PURCHASER’S DUE DILIGENCE INVESTIGATION, (II) ANY ECONOMIC (INCLUDING AS TO REVENUE, PRICE AND EXPENSES) ASSUMPTIONS OR OTHER ECONOMIC INFORMATION, FINANCIAL OR MARKET PROJECTIONS OR FORECASTS RELATING TO THE PURCHASED ASSETS AND (III) ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE).

ARTICLE VII

INDEMNIFICATION

7.1.  Indemnification.

(a)  Indemnification by Seller.

(i)  Purchaser Claims. Seller will indemnify, defend and hold harmless Purchaser, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives, and their successors and assigns (collectively, the “Purchaser Indemnified Group”), from and against any and all Losses which arise out of, or are attributable to, the following (collectively, “Purchaser Claims”):

(1)   any breach or violation of any covenant, obligation or agreement of Seller or any of its Affiliates set forth in this Agreement or the Ancillary Agreements;

(2)   any breach or inaccuracy of the representations or warranties of Seller in Article IV or in any document delivered by Seller at the Closing; or

(3)   if the Closing occurs, the failure of Seller to pay, discharge or perform any Retained Liabilities as and when due or performable; or

(4)   if the Closing occurs, Seller’s or its Affiliates’ ownership, operation or use of the Excluded Assets after the Closing Date.

(ii)  Seller Limitations. Purchaser will not be entitled to any Consequential Damages resulting from or arising out of any Purchaser Claims (other than Consequential Damages awarded against Purchaser as a result of a Third Party Claim).

(b)  Indemnification by Purchaser.

(i)  Seller Claims. Purchaser will indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives, and their successors and assigns (collectively, the “Seller Indemnified Group”), from and against any and all Losses which arise out of, or are attributable to, the following (collectively, “Seller Claims”):

(1)   any breach or violation of any covenant, obligation or agreement of Purchaser or any of its Affiliates set forth in this Agreement or the Ancillary Agreements;

(2)   any breach or inaccuracy of the representations or warranties of Purchaser in Article V or in any document delivered by Purchaser at the Closing;

(3)   if the Closing occurs, the failure of Purchaser or its Affiliates to pay, perform or discharge any Assumed Liabilities as and when due or performable; or

(4)   if the Closing occurs, Purchaser’s or its Affiliates’ ownership, operation or use of the Purchased Assets after the Closing Date.

(ii)  Purchaser Limitations. Seller will not be entitled to any Consequential Damages resulting from or arising out of any Seller Claim (other than Consequential Damages awarded against Seller as a result of a Third Party Claim).

(c)  Notice of Third Party Claim. Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of Purchaser Indemnified Group or Seller Indemnified Group entitled to indemnification under Section 7.1(a) or Section 7.1(b), respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim under Section 7.1(a) or Section 7.1(b). Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except and only to the extent that, as a result of such failure, the Indemnitor was prejudiced.

(d)  Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, subject to the provisions of this Article VII, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim that is properly indemnifiable hereunder or that the Indemnitor disputes but elects to defend (and reserve for subsequent determination whether properly indemnifiable hereunder), and the Indemnitee, at its expense, may participate in the defense. Within thirty days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing to confirm that the Indemnitor is proceeding with the defense of the Third Party Claim as required hereunder. The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith and is diligently conducting such defense. If the Indemnitor does not so notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. Without prior written consent of the other Party, neither Party will enter into any settlement of any Third Party Claim unless (i) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the other Party or its Group (as used herein, “its Group” shall refer to the Seller Indemnified Group or Purchaser Indemnified Group, as the case may be) or the settlement includes a complete and unconditional release of the Indemnitee and its Group with respect to the Third Party Claim, (ii) the sole relief provided is monetary damages that are paid in full by the settling Party, and (iii) the settlement would not lead to liability or create any financial or other obligation on the part of the other Party or its Group. If a firm offer to settle a Third Party Claim is made by the Person bringing such Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee or its Group and the Indemnitor desires to accept and agree to such offer, the Indemnitor may give notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the end of such fifteen (15) day period.

(e)  Cooperation. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim and (b) afford the other Party the opportunity to participate, at its own expense, in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). The Parties will cooperate in the defense of the Third Party Claims including, if requested by the Indemnitor, contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person.

(f)  Direct Claim. Any Direct Claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, after the Indemnitee becomes aware of such Direct Claim, but the failure to give timely notice will not affect the rights or obligations of the Indemnitor except and only to the extent that, as a result of such failure, the Indemnitor was prejudiced. The Indemnitor will have a period of 60 days within which to respond to such Direct Claim. If the Indemnitor does not respond within such 60-day period, the Indemnitor will be deemed to have accepted such Direct Claim. If the Indemnitor rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

(g)  Mitigation and Limitations. Notwithstanding anything to the contrary contained herein:

(i)  No Party or its Group shall be entitled to assert any right to indemnification under Section 7.1(a)(i)(2) or Section 7.1(b)(i)(2) of this Agreement (a) until the aggregate amount of all Losses actually suffered by the Party or its Group exceeds the Deductible Amount, and then only to the extent such Losses in the aggregate exceed the Deductible Amount, or (b) at any time after the date of expiration of the applicable survival period set forth in Section 7.6. In no event shall a Party or its Group be required to indemnify the other Party or its Group for Losses (A) in any amount exceeding, in the aggregate, thirty percent 30% of the Base Purchase Price if the Closing occurs, (B) for any single claim in an amount less than Fifteen Thousand Dollars ($15,000) (and such single claims less than Fifteen Thousand Dollars ($15,000) shall not be aggregated for any purposes of Article VII), (C) to the extent the Loss is caused by an action or omission of any member of Purchaser Indemnified Group or by the failure of Purchaser to perform its obligations under this Agreement or (D) to the extent Purchaser had Knowledge of the breach of the applicable covenant, representation or warranty at or prior to the Closing.

(ii)  Any claim for indemnity hereunder shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnitee by reason of such breach or nonperformance, net of insurance recoveries from insurance policies and tax benefits actually received.

(iii)  Any Person entitled to receive indemnification under this Agreement shall use Commercially Reasonable Efforts to mitigate the amount of any Loss for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other Persons who may be liable so as to reduce the amount of any Loss hereunder. If the amount of any Loss at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnitor.

7.2.  Payment. In the event a Party is required to make an indemnity payment under this Agreement, such Party shall pay the Indemnitee the amount so determined within fifteen (15) Business Days following an agreement between Purchaser and Seller or other final determination that an indemnity amount is payable. Upon making any indemnity payment, the Indemnitor will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any other Person in respect of the Losses to which the indemnity payment relates; provided, however, that, until the Indemnitee recovers full payment of its Losses, any and all claims of the Indemnitor against any such other Person on account of said indemnity payment is hereby made expressly subordinate and subject in right of payment to the Indemnitee’s rights against such other Person.

7.3.  No Duplication of Claims. No Indemnitee shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once in respect of any one such breach or any fact, event or circumstance or related set of facts, events or circumstances. Without limitation of the foregoing, the Parties agree that matters covered by post-Closing adjustments pursuant to Section 2.5 and paid in accordance therewith shall not be the subject of indemnification claims under Article VII.

7.4.  Exclusive Remedy.

(a)  Except as provided in Section 6.10, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any Loss arising out of any breach by an Indemnitor of any representation, warranty, covenant or agreement of such Indemnitor set forth in this Agreement, or related in any way to this Agreement or the transactions contemplated hereby. No Indemnitee shall have any other remedy (statutory, equitable, common law or otherwise) against an Indemnitor with respect thereto, all such other remedies hereby being waived.

(b)  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Purchaser, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.

7.5.  Purchase Price Adjustment. Any payment made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price.

7.6.  Survival.

(a)  Solely for purposes of a Party’s right to bring indemnification claims hereunder, the representations and warranties given or made by any Party in Articles IV or V hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of twelve (12) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the representations and warranties contained in Sections 4.1, 4.2, 5.1 and 5.2 shall survive the Closing indefinitely; (ii) all representations and warranties in Section 4.12 shall survive the Closing for the period of the applicable Tax statutes of limitation plus any extensions or waivers thereof; and (iii) any representation or warranty as to which an indemnification claim shall have been asserted in accordance with Article VII during the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b)  The covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely, unless otherwise specified herein.

ARTICLE VIII

CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

8.1.  Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, all or any of which may be waived in whole or in part by Seller in its sole discretion:

(a)  Representations and Warranties True. The representations and warranties of Purchaser set forth in this Agreement that are qualified with respect to materiality (whether by reference to materiality, Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and as of the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date).

(b)  Covenants and Agreements Performed. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

(c)  No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby. No suit, action or other proceeding by any Person (not Affiliated directly or indirectly with Purchaser or Seller) before any Governmental Authority of competent jurisdiction over the Parties shall have been instituted and be continuing which challenges this Agreement or seeks to restrain, prohibit, or materially delay the consummation of the transactions contemplated hereby.

(d)  HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

(e)  Consents. Purchaser shall have obtained the Purchaser’s Required Consents and Seller shall have obtained the Seller’s Required Consents.

(f)  Governmental Approvals. Seller shall have received the Seller’s Required Regulatory Approvals, which approvals shall not contain any condition which is not reasonably satisfactory to Seller, and Purchaser shall have received the Purchaser’s Required Regulatory Approvals.

(g)  Seller Guarantees. Purchaser shall have obtained, in accordance with Section 6.14, the releases of the Seller Guarantees and the return of all bonds, letters of credit, guarantees and other credit support vehicles or shall have delivered letters of credit in accordance with Section 6.14.

(h)  Release of Order Obligations. IURC shall have terminated all of Seller’s and Seller’s Affiliates’ duties and obligations under the Order, and Seller and Seller's Affiliates shall have been unconditionally released from the financial assurance and decommissioning obligations arising under the Order.

(i)  Legal Opinion. Seller shall have received the opinion of Purchaser’s general counsel, dated the Closing Date, addressed to Seller, covering the matters reflected in Schedule 8.1(h) and otherwise in form and substance reasonably acceptable to Seller.

(j)  Material Adverse Effect. From the date hereof, no Material Adverse Effect with respect to the Facility shall have occurred and be continuing as of the Closing; provided that matters covered by Section 6.7 of this Agreement shall not constitute a Material Adverse Effect but shall be dealt with exclusively under the provisions of Section 6.7.

8.2.  Purchaser’s Closing Conditions. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, all or any of which may be waived in whole or in part by Purchaser in its sole discretion:

(a)  Representations and Warranties True. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality (whether by reference to materiality, Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and as of the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date).

(b)  Covenants and Agreements Performed. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

(c)  No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby. No suit, action or other proceeding by any Person (not Affiliated directly or indirectly with Purchaser or Seller) before any Governmental Authority of competent jurisdiction over the Parties shall have been instituted and be continuing which challenges this Agreement or seeks to restrain, prohibit, or materially delay the consummation of the transactions contemplated hereby.

(d)  HSR Act. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

(e)  Consents. Seller shall have obtained the Seller’s Required Consents and Purchaser shall have obtained the Purchaser’s Required Consents; provided that this condition shall be deemed to be satisfied as to Purchaser’s Required Consents unless the failure to obtain such a Purchaser’s Required Consent would materially impair the ability of Purchaser to own, lease, use, maintain or operate the Purchased Assets, taken as a whole, after the Closing. Purchaser acknowledges that obtaining a consent to the assignment of the Tax Abatement is not a condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement.

(f)  Governmental Approvals. Seller shall have received the Seller’s Required Regulatory Approvals and Purchaser shall have received the Purchaser’s Required Regulatory Approvals, which approvals shall not contain any condition which is not reasonably satisfactory to Purchaser. Purchaser acknowledges that the consent to the assignment of the Tax Abatement by any Governmental Authority is not a condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement.

(g)  Title Insurance. Purchaser shall have received an ALTA owner’s policy of title insurance covering the Real Property, issued by the Title Insurer in the name of Purchaser on the policy form issued in the State of Indiana not differing in any material respect from the Preliminary Title Commitment and in the amount of $325,000,000 (the “Title Policy”), or the Title Insurer’s delivery of a written commitment or binder, dated as of the Closing Date, to issue such Title Policy within a reasonable time after the Closing Date.

(h)  Legal Opinion. Purchaser shall have received the opinion of Seller’s general counsel, dated the Closing Date, addressed to Purchaser, covering the matters reflected in Schedule 8.2(h) and otherwise in form and substance reasonably acceptable to Purchaser.

(i)  Material Adverse Effect. From the date hereof, no Material Adverse Effect with respect to the Facility shall have occurred and be continuing as of the Closing; provided that matters covered by Section 6.7 of this Agreement shall not constitute a Material Adverse Effect but shall be dealt with exclusively under the provisions of Section 6.7.

8.3.  Closing Over Breaches or Unsatisfied Conditions. Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of a Party or if there is a breach of any representation or warranty or pre-Closing covenant of the other Party to the Knowledge of the first Party and the first Party elects to proceed with the Closing, the condition that is unsatisfied or the representation, warranty or covenant that is breached at the Closing Date will be deemed waived by such first Party, and such first Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same. The term "pre-Closing covenant" refers to a covenant to the extent applicable to a period prior to the Closing.

ARTICLE IX

TERMINATION

9.1.  Termination. This Agreement may be terminated at any time prior to the Closing solely as follows:

(a)  by Purchaser or Seller, if the Closing has not occurred for whatever reason by 1:00 p.m., Eastern time, on the Termination Date (unless extended in writing by the Parties);

(b)  by mutual written consent of Seller and Purchaser;

(c)  by Purchaser, so long as Purchaser is not then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Seller set forth in this Agreement and such breach (i) cannot be cured by Seller or (ii) if curable, is not cured within the later of (x) thirty (30) days of the date on which Seller receives written notice thereof from Purchaser and (y) the Termination Date;

(d)  by Seller, so long as Seller is not then in material breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement and such breach (i) cannot be cured by Purchaser or (ii) if curable, is not cured within the later of (x) thirty (30) days of the date on which Purchaser receives written notice thereof from Seller and (y) the Termination Date;

(e)  by Purchaser or Seller, by written notice to the other Party if any competent Governmental Authority shall have enacted a statute or regulation, issued an order, decree or ruling or taken any other action, which permanently enjoins or prevents or otherwise prohibits the acquisition by Purchaser of the Purchased Assets and such order, decree, ruling or other action shall have become final and nonappealable; or

(f)  by Purchaser pursuant to the provisions of Sections 6.7 or 6.15.

9.2.  Effect of Termination. If a Party terminates this Agreement under any provision of Section 9.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and upon delivery of such notice this Agreement shall become void and have no effect. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party (or any Affiliate, shareholder, partner, member, director, manager, officer, employee, agent, consultant or representative of such Party) other than each Party’s obligations under Sections 2.10, 6.9 and 6.10 and Articles VII, IX and X, each of which shall survive the termination hereof. If this Agreement is so terminated, each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby to the Party furnishing the same. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement occurring before such termination.

ARTICLE X

MISCELLANEOUS

10.1.  No Setoff. Neither Party shall have the right to setoff, net, off-set, or otherwise combine accounts or obligations owed to the other Party or any of its Affiliates under any other agreement(s), instrument(s) or undertaking(s), against any amounts owed or otherwise accrued and payable (regardless of whether such amounts have been or could be invoiced) as of the applicable date of determination by such Party to the other Party or any of its Affiliates under this Agreement.

10.2.  Notice. All notices, requests, statements or payments shall be made as specified below. All notices are required to be in writing and shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith. Notices shall be sent as follows:

If to Seller, to:

PSEG Lawrenceburg Energy Company LLC
c/o Corporate Secretary
P. O. Box 570, Mail Code T-4
Newark, New Jersey 07101
Attn: Edward J. Biggins

With a copy to:

PSEG Lawrenceburg Energy Company LLC
c/o P. O. Box 570, Mail Code T-25
Newark, New Jersey 07101
Attn: Vice President and General Counsel
Telephone: 973-430-6868
Facsimile: 973-643-6026

And to:

Douglas K. Eyberg, Esq.
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002-5011
Telephone: 713-276-5704
Facsimile: 713-276-6704

If to Purchaser, to:

AEP Generating Company
155 West Nationwide Blvd., Suite 500
Columbus, Ohio 43215
Attn: Brian Tierney, President

Telephone: 614-583-7430

Facsimile: 614-583-1601

With a copy to:

American Electric Power
1 Riverside Plaza, 29th Floor
Columbus, Ohio 43215
Attn: John B. Keane, General Counsel
Telephone: 614-716-2929
Facsimile: 614-716-1560

And to:

Randy Ryan
American Electric Power Service Corporation
1 Riverside Plaza, 29th Floor
Columbus, Ohio 43215
Telephone: 614-716-2904
Facsimile: 614-716-2014

Any Party may from time to time change its address (or facsimile or telephone number) for the purpose of notices to that Party by a similar notice specifying a new address (or facsimile or telephone number), but no such change is effective until it is actually received by the Party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.2 shall be effective upon confirmation of receipt, if delivered by facsimile transmission, upon delivery, if delivered personally or by overnight delivery, and are effective five (5) days following deposit in the United States mail, postage prepaid, if delivered by mail.

10.3.  No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

10.4.  GOVERNING LAW; CONSENT TO JURISDICTION.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL BE APPLICABLE AND EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR (II) CERTAIN MATTERS RELATED TO THE CONVEYANCE OF REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF INDIANA.

(b)  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF NEW YORK IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)  Each Party represents, covenants and warrants that it is subject to service of process in the State of New York and that it will remain so subject so long as this Agreement remains in effect. If for any reason a Party should not be so subject, it hereby designates and appoints, without power of revocation, the Secretary of State of the State of New York as such Party’s agent upon whom may be served all process, pleadings, notices or other papers which may be served upon such Party as a result of any of its obligations under this Agreement.

10.5.  Entire Agreement. This Agreement (including the Exhibits and Schedules to this Agreement), the Ancillary Agreements, and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement) prior to the execution date of this Agreement, written or oral. There are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.

10.6.  Binding Effect and Assignment. All covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on the Parties and their respective successors and permitted assigns and inure to the benefit of the Parties and their respective successors and permitted assigns, whether so expressed or not. No Party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Parties, which consent may be granted or withheld in such other Parties’ sole discretion; provided that, without necessity of any such consent, after the Closing Date Seller may dissolve and liquidate and assign this Agreement and its respective rights and obligations to its respective equity owners. Any assignment shall be conditioned on the assignee’s agreement in writing to assume the assigning Party’s liabilities and obligations under this Agreement and the Ancillary Agreements. No assignment will relieve the assigning Party of its liabilities and obligations under this Agreement and the Ancillary Agreements. If Purchaser assigns to any other entity prior to Closing in accordance with this Section, Purchaser shall be deemed to have made the representations and warranties in Article V on behalf of itself and any such other entity as if the other entity were also a signatory to this Agreement.

10.7.  Amendments. No amendment, modification or change to this Agreement will be enforceable unless reduced to a writing referring specifically to this Agreement and executed by duly authorized representatives of all Parties.

10.8.  Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all Laws. If any provision of this Agreement, or the application thereof to any Person or circumstance, is for any reason or to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by Law, unless the severance of any such provision from the remainder of this Agreement would change the economic substance of the Agreement as a whole in a manner that is materially adverse to any Party (and such change is not waived in writing by such affected Person). To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

10.9.  No Implied Waivers. No waiver of any of the terms and conditions of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. The failure of a Party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party’s right in the future to insist on such strict performance.

10.10.  Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

10.11.  No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

10.12.  Joint Negotiation. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party as a result of the preparation, submission or other event of negotiation, drafting or execution hereof.

10.13.  Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless this Agreement expressly provides that such consent or approval is to be given at the sole or absolute discretion of such Party or is otherwise similarly qualified.

10.14.  Authority. Each Party hereto and each person executing this Agreement on behalf of a Party hereto hereby represents and warrants that the person or Party executing this Agreement is duly authorized to do so.

10.15.  No Recourse. No past, present or future shareholder, partner, member, manager, director, officer, employee, incorporator, attorney, accountant, agent or other representative of any Party hereto or any Affiliate thereof shall have any liability for any obligations of such Party hereto under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation, unless and to the extent provided for in a separately executed document for such purpose.

10.16.  Disclosure Schedules. Each Disclosure Schedule to this Agreement shall be deemed to include and incorporate, to the extent relevant to such Disclosure Schedule, all disclosures made on the other Disclosure Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

10.17.  Counterparts. This Agreement may be executed in several counterparts, including through facsimile signatures, each of which is an original and all of which constitute one and the same agreement. No Party shall become bound by this Agreement or any other instrument executed by counterpart until all Parties hereto have affixed their respective signatures hereto.

10.18.  Waiver of Consequential Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall either Party or their respective Affiliates, or their respective officers, directors, managers, members, employees or representatives, be liable hereunder or in connection herewith at any time for Consequential Damages (except as expressly provided in Sections 7.1(a)(ii) and 7.1(b)(ii) hereof as to Consequential Damages of Third Parties), and each Party expressly releases the other Party and their respective Affiliates, and their respective officers, directors, managers, members, employees or representatives therefrom.

IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts, all as of the date first above written.

SELLER:

PSEG LAWRENCEBURG ENERGY COMPANY LLC

By:	/s/ Frank Cassidy
Name:	Frank Cassidy
Title:	Chairman and CEO

PURCHASER:

AEP GENERATING COMPANY

By:	/s/ Michael G. Morris
Name:	Michael G. Morris
Title:	Chief Executive Officer